Exhibit D

DESCRIPTION OF CANADA

Unless otherwise indicated, dollar amounts hereafter in this document are expressed in Canadian dollars. On November 28, 2014, the noon spot rate of the Bank of Canada for conversion of Canadian dollars (“$”) to United States dollars (“U.S.$”) was $1 = U.S.$0.8751.

Certain information contained in the Exhibit has been extracted or compiled from public official documents of Canada, which include statistical data subject to revision. Canada is sometimes referred to as the “Government of Canada” or the “Government” in this Exhibit.

CANADA

GENERAL INFORMATION

Area and Population

Canada is the second largest country in the world, with an area of 9,984,670 square kilometers of which about 891,163 square kilometers are covered by fresh water. The occupied farm land is about 7% and the commercial forest land is about 30% of the total area. The population on July 1, 2014 was estimated to be 35.5 million. Over two thirds of Canada’s population lives in metropolitan areas of which Toronto, Montreal and Vancouver are the largest. Most of Canada’s population lives within 200 kilometers of the United States border.

Form of Government

Canada is a federal state composed of ten provinces and three territories. In 1867, the United Kingdom Parliament adopted the British North America Act, which established the Canadian federation comprised of, at that time, the Provinces of Ontario, Québec, Nova Scotia and New Brunswick. Since then, six additional provinces (Manitoba, British Columbia, Prince Edward Island, Saskatchewan, Alberta and Newfoundland and Labrador), along with the Yukon Territory, the Northwest Territories and the territory of Nunavut (which was carved out of the Northwest Territories on April 1, 1999), have become parts of Canada.

The British North America Act (which has been renamed the Constitution Act, 1867) gave the Parliament of Canada legislative power in relation to a number of matters including all matters not assigned exclusively to the legislatures of the provinces. These powers now include matters such as defense, the raising of money by any mode or system of taxation, the regulation of trade and commerce, the public debt, money and banking, interest, bills of exchange and promissory notes, navigation and shipping, extra-provincial transportation, aerial navigation and, with some exceptions, telecommunications. The provincial legislatures have exclusive jurisdiction in such areas as education, municipal institutions, property and civil rights, administration of justice, direct taxation for provincial purposes and other matters of purely provincial or local concern.

The executive power of the federal Government is vested in the Queen, represented by the Governor General, whose powers are exercised on the advice of the federal Cabinet, which is responsible to the House of Commons. The legislative branch at the federal level, Parliament, consists of the Crown, the Senate and the House of Commons. The Senate has 105 seats. There are 24 seats each for the Maritime Provinces (Prince Edward Island, Nova Scotia and New Brunswick), Québec, Ontario and the Western Provinces (Manitoba, Saskatchewan, Alberta and British Columbia), six for Newfoundland and Labrador and one each for the three territories (Nunavut, Northwest Territories and Yukon). Senators are appointed by the Governor General on the advice of the federal Cabinet and hold office until age 75. The House of Commons has 308 members, elected by voters in single-member constituencies. The leader of the political party that gains the most seats in each general election is usually invited by the Governor General to be Prime Minister and to form the Government. The Prime Minister selects the members of the federal Cabinet from among the members of the House of Commons and the Senate (in practice almost entirely from the former). The House of Commons is elected for a period of five years. Since May 2007, the Canada Elections Act requires that a general election be held on a fixed date: the third Monday of October in the fourth calendar year following the previous general election. However, the law does not prevent the Governor General from dissolving Parliament at another date. The date of a general election is set by the Governor in Council.

The most recent general election was held on May 2, 2011. As a result of that election the Conservative Party of Canada formed the Government. As of November 17, 2014, the distribution of seats in the House of Commons is as follows: the Conservative Party of Canada has 161 seats, the New Democratic Party has 96 seats, the Liberal Party of Canada has 35 seats, the Bloc Québécois has two seats, Forces et Démocratie has two seats, and the Green Party of Canada has two seats. There are seven independent seats and three vacant seats.

The executive power in each province is vested in the Lieutenant Governor, appointed by the Governor General on the advice of the federal Cabinet. The Lieutenant Governor’s powers are exercised on the advice of the provincial cabinet, which is responsible to the legislative assembly. Each provincial legislature is composed of a Lieutenant Governor and a legislative assembly and, depending on the province, members of provincial legislative assemblies are elected for four or five years. The practice of selecting the provincial premier and the provincial cabinet in each province follows that described for the federal level, as does dissolution of a legislature.

The judicial branch of government in Canada is composed of an integrated set of courts created by federal and provincial law. At the federal level there are two principal courts, the Supreme Court of Canada which is the highest appeal court in Canada and the Federal Court of Canada which, among other things, deals with federal revenue laws and claims involving the Government. Judges of the two federally constituted courts and those of the provincial superior and county courts are appointed by the Governor General on the advice of the federal Cabinet and hold office during good behavior until age 70 or 75. Judges of the magistrates courts (commonly known as provincial courts) are appointed by the provincial government and usually hold office until age 65 or 70.

Constitutional Reform

In April 1982, Her Majesty the Queen proclaimed the Constitution Act, 1982, terminating British legislative jurisdiction over Canada’s Constitution. The Constitution Act, 1982 provides that Canada’s Constitution may be amended pursuant to an amending formula contained therein and contains the Canadian Charter of Rights and Freedoms, including the linguistic rights of Canada’s two major language groups.

The government of Québec did not sign the constitutional agreement which led to the repatriation of the Canadian Constitution and the proclamation of the Constitution Act, 1982. Although Québec is legally bound by the Constitution Act, 1982, the government of Québec set out five conditions for accepting the legal legitimacy of the Act. Discussions on those principles led on April 30, 1987 at Meech Lake to a unanimous agreement by First Ministers on principles respecting each of Québec’s conditions.

A constitutional resolution to give effect to the Meech Lake Accord was adopted by Parliament and eight provinces before the deadline for ratification on June 23, 1990. In the absence of ratification by Newfoundland and Manitoba, the amendment was not adopted. In the wake of this event, the most extensive series of public consultations on constitutional matters ever to occur in Canada began through the work of both provincial and federal commissions and committees, among other things. Recommendations produced by this process were then assessed by a series of multilateral negotiations involving the federal, provincial and territorial governments and four national Aboriginal organizations, held from April to July 1992. Agreement was reached on a wide range of constitutional issues through the multilateral process which led to a First Ministers’ Conference held in Charlottetown in August 1992.

The Charlottetown Accord was an extensive package of reforms agreed upon by the federal, provincial and territorial governments and the four Aboriginal organizations. On October 26, 1992, Canadians were asked in a referendum if they agreed that the Constitution of Canada should be renewed on the basis of the Charlottetown agreement. A majority of Canadians in a majority of the provinces, including a majority in Québec and a majority of Status Indians living on reserves, declined to provide such a mandate. Consequently, governments set aside the constitutional issue and announced their intention to concentrate on social and economic initiatives that do not require constitutional change.

Québec

In September 1994, the Parti Québécois was elected, and its platform called for Québec’s accession to independence. On October 30, 1995, the government of Québec held a consultative referendum under provincial law, seeking a mandate to secede from Canada and proclaim Québec’s independence, after having made a formal offer of a new economic and political partnership between Québec and the rest of Canada. The government’s proposal was rejected by a vote of 50.6% against and 49.4% in favour, with a participation rate of 93%. While all sides accepted the 1995 referendum results, the Parti Québécois has not abandoned the goal of achieving independence for Québec.

In September 1996, the Government of Canada referred a series of legal questions to the Supreme Court of Canada with a view to clarifying, at both domestic and international law, whether the government of Québec has the right to secede from Canada unilaterally. On August 20, 1998, the Supreme Court rendered judgment, ruling that the government of Québec cannot, under either the Constitution of Canada or international law, legally effect the unilateral secession of Québec from Canada. The Supreme Court also stated that, if a clear majority of Québecers were to clearly and unambiguously express their will to secede, the federal and provincial governments in Canada would then have a constitutional obligation to enter into negotiations to address the potential act of secession as well as its possible terms should, in fact, secession proceed.

On June 29, 2000, the Government of Canada enacted a law to give effect to the requirement for clarity set out in the opinion of the Supreme Court. That law requires the House of Commons to assess, prior to any future referendum on the secession of a province, whether the referendum question made clear that the province would cease to be part of Canada and become an independent country. The law further requires that, after the vote itself, the House of Commons also assess whether there appeared to be a clear majority in support of the question. Only if both these conditions were met would the Government of Canada be authorized to enter into negotiations which might lead to the constitutional amendments required to effect secession.

In the provincial election of April 7, 2014, the federalist Quebec Liberal Party was elected, replacing the Parti Québécois party which had been in power (minority) since September 2012, and formed a majority government having obtained 70 out of 125 seats in Quebec’s National Assembly (41.5% of the votes cast), as compared to 30 seats (25.4% of the votes cast) for the official opposition Parti Québécois, 22 seats (23.1% of the votes cast) for the Coalition avenir Québec party, and three seats (7.6% of votes cast) for the Québec solidaire party.

THE CANADIAN ECONOMY1

General

The following chart shows the distribution of real gross domestic product (“GDP”) at basic prices (2007 constant dollars) in 2013, which is indicative of the structure of the economy.

DISTRIBUTION OF REAL GROSS DOMESTIC PRODUCT AT BASIC PRICES(1)

Percentage Distribution in 2013

Source: Statistics Canada, Gross Domestic Product by Industry.

Note: Total may not add to 100% due to rounding and rebasing.

(1)

GDP is a measure of production originating within the geographic boundaries of Canada, regardless of whether factors of production are Canadian or non-resident owned, whereas gross national product (“GNP”) measures the value of Canada’s total production of goods and services – that is, the earnings of all Canadian owned factors of production. Quantitatively, GDP is obtained from GNP by adding investment income paid to non-residents and deducting investment income received from non-residents. GDP at basic prices represents the value added by each of the factors of production and is equivalent to GDP at market prices less net taxes on products. These differences can cause discrepancies in levels and growth rates of GDP at basic prices on pages 6 and 7 and GDP at market prices on pages 8 and 9.

**	The agriculture, forestry, fishing, and hunting; and mining and oil and gas extraction sectors both include support activities.

The volume of industry and sector output in the following discussion provides “constant dollar” measures of the contribution of each industry to GDP at basic prices. The share of service-producing industries in real GDP was 70.2% in 2013 while the remaining 29.8% was attributed to goods-producing industries.

[1]

Quarterly and semi-annual figures or changes are based upon seasonally adjusted data, except where otherwise indicated. All percentage changes are compounded at annual rates. For percentage changes over more than one year, the method of computation includes growth over the entire period indicated. Unless otherwise specified, all growth rates on page 7 are calculated using real GDP at basic prices, constant 2007 dollars.

The following table shows the composition of Canada’s real GDP at basic prices (2007 constant dollars) by sector in 2004 and over the 2009-2013 period.

REAL GROSS DOMESTIC PRODUCT AT BASIC PRICES BY INDUSTRY

	(For the years ended December 31,)
	2013	2012	2011	2010	2009	2004	2013	2009	2004
	(millions of 2007 dollars)						(percentage distribution (3))

Agriculture (1)	21,784	19,240	18,895	18,730	18,927	16,825	1.4	1.3	1.2
Forestry, fishing and hunting	5,112	4,944	4,942	4,739	4,190	6,015	0.3	0.3	0.4
Mining and oil and gas extraction	125,088	121,175	120,295	113,912	107,901	116,617	7.9	7.5	8.6
Manufacturing	167,855	168,660	164,814	159,994	152,580	190,998	10.6	10.6	14.1
Construction	115,072	113,007	106,101	102,771	95,461	84,135	7.2	6.6	6.2
Utilities	39,245	37,873	37,749	36,851	35,999	32,620	2.5	2.5	2.4
Transportation and warehousing	65,658	64,891	64,064	61,990	59,693	56,335	4.1	4.2	4.2
Wholesale and retail trade	174,196	170,577	167,525	160,587	152,531	135,781	11.0	10.6	10.0
Finance, insurance and real estate	307,796	298,178	290,977	281,491	273,693	238,469	19.4	19.1	17.6
Public administration	109,084	109,105	108,859	107,371	104,216	89,452	6.9	7.3	6.6
Health, social, educational, professional and other services	458,559	450,784	442,980	434,719	431,091	375,015	28.9	30.0	27.7

Total (2)	1,589,449	1,558,434	1,527,201	1,483,155	1,436,282	1,353,979	100	100	100

Source: Statistics Canada, Industry Accounts Division.

(1)	Agriculture includes support activities for agriculture, forestry, fishing and hunting.
(2)	May not add to total due to rounding.
(3)	May not add to total due to rebasing.

The share of service-producing industries in real GDP at basic prices increased from 66.1% in 2004 to 70.2% in 2013. The fastest growing industry in this sector has been finance, insurance and real estate, which grew at an average annual growth rate of 2.9% between 2004 and 2013, compared to an average annual growth rate of 2.5% for total service sector real GDP (2007 constant dollars). The goods-producing sector constituted 29.8% of real GDP at basic prices in 2013, down from 33.9% in 2004. The decline was most evident in manufacturing, with its share declining from 14.1% in 2004 to 10.6% in 2013.

Total real GDP growth was 1.0% in 2008, and then declined by 3.0% in 2009 amid one of the most severe recessions in Canadian history. Real GDP returned to positive growth of 3.3% in 2010, 3.0% in 2011, 2.0% in 2012 and 2.0% in 2013. In spite of continuing uncertainty in the global economy, Canada’s real GDP registered year-over-year growth of 2.0%, 2.4% and 2.4% in the first three quarters of 2014, respectively.

Manufacturing output fell 13.5% in 2009. There has been some recovery in the manufacturing sector with positive growth of 4.9% in 2010, 3.0% in 2011 and 2.3% in 2012. Year 2013 showed a decline of 0.5% in manufacturing output. In 2014, the year-over-year growth in manufacturing output increased 1.2%, 3.4% and 4.4% in the first three quarters, respectively.

The construction sector was the third largest goods-producing sector in Canada in 2013. Construction activity fell by 3.5% in 2009. The rebound in construction began in 2010 with growth of 7.7%. This was followed with growth of 3.2%, 6.5% and 1.8% in 2011, 2012 and 2013, respectively. Construction output declined 0.5% year-over-year in the first quarter of 2014, following by rises of 0.3% and 0.9% in the following quarters.

Output from mining and oil and gas extraction declined 10.3% in 2009. This sector returned to growth in the four following years with output growing by 5.6%, 5.6%, 0.7% and 3.2% in 2010, 2011, 2012 and 2013, respectively. On a year-over-year basis, output growth in this sector increased 4.7%, 7.1% and 4.8% in the first three quarters of 2014, respectively.

Although the share of agricultural output2 in total real GDP was only 1.4% in 2013 (2007 constant dollars), agriculture is an important part of Canada’s economy and a significant contributor to foreign exchange earnings. Wheat is Canada’s principal agricultural crop and one of its largest export products by value. The wheat crop was 26.9 million tonnes in 2009, 23.3 million tonnes in 2010, 25.3 million tonnes in 2011, 27.2 million tonnes in 2012 and 37.5 million tonnes in 2013. Statistics Canada estimates wheat production to be 27.5 million tonnes in 2014.

Gross Domestic Income and Expenditure3

Nominal GDP at market prices was about $1.9 trillion in 2013. Nominal GDP fell 4.8% in 2009. Nominal GDP growth was 6.1% in 2010, 6.5% in 2011, 3.5% in 2012 and 3.4% in 2013. On a year-over-year basis, nominal GDP grew at 4.1%, 4.8% and 4.6% in the first three quarters of 2014, respectively.

GROSS DOMESTIC INCOME AND EXPENDITURE

	First 3 quarters (1)		For the years ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(millions of dollars)
INCOME
Compensation of employees	990,528	956,145	960,209	926,189	885,131	839,376	812,983
Gross operating surplus	557,760	522,040	524,779	512,293	507,413	460,731	404,611
Gross mixed income	224,423	217,707	218,540	209,063	201,335	193,368	185,990
Taxes less subsidies and residual error	197,593	189,501	190,231	183,683	176,135	169,282	163,423

Gross Domestic Income	1,970,304	1,885,393	1,893,759	1,831,228	1,770,014	1,662,757	1,567,007

EXPENDITURE
Final consumption expenditure	1,512,981	1,454,673	1,460,657	1,409,007	1,363,577	1,305,119	1,248,242
Household final consumption	1,068,176	1,019,593	1,024,942	987,036	955,500	915,271	872,738
Government final consumption	417,053	408,213	408,743	395,637	382,716	366,346	352,047
Non-profit institution final consumption	27,752	26,867	26,972	26,334	25,361	23,502	23,457
Gross fixed capital formation	464,297	451,071	452,506	443,601	414,047	387,976	348,304
Business gross fixed capital formation	387,452	374,967	376,533	368,154	336,750	307,240	275,288
Residential structures	131,845	126,609	127,003	125,723	116,040	111,240	99,666
Non-residential structures and machinery and equipment	216,747	210,947	211,775	203,342	182,631	160,463	143,586
Intellectual property products	38,860	37,411	37,755	39,089	38,079	35,537	32,036
Government gross fixed capital formation	74,291	73,628	73,488	73,008	75,017	78,501	70,905
Non-profit institution gross fixed capital formation	2,555	2,476	2,485	2,439	2,280	2,235	2,111
Investment in inventories	7,125	9,624	11,122	11,481	13,127	125	-7,030
Exports (goods and services)	622,809	569,599	571,808	553,130	540,969	483,212	445,689
Less: Imports (goods and services)	636,985	599,101	602,026	586,959	562,198	514,821	468,702
Residual error and estimate	76	-472	-308	968	492	1,146	504

Gross Domestic Expenditure	1,970,304	1,885,393	1,893,759	1,831,228	1,770,014	1,662,757	1,567,007

Gross Domestic Expenditure in Chained 2007 Dollars	1,741,198	1,699,946	1,705,567	1,672,067	1,640,522	1,593,357	1,541,348

Source: Statistics Canada, National Income and Expenditure Accounts.

(1)	Seasonally adjusted, annual rates.

[2]	Agricultural output includes support activities for agriculture and forestry, fishing and hunting.
[3]	Year-over-year growth rates for nominal GDP at market prices are based on seasonally adjusted data.

Economic Developments4

Between 2004 and 2013, real GDP (at market prices) trended upwards, with annual average growth of 1.8% during that period. Real GDP declined by 2.7% in 2009. Real GDP returned to positive growth, increasing by 3.4% in 2010, 3.0% in 2011, 1.9% in 2012 and 2.0% in 2013. Canada experienced year-over-year real GDP growth of 2.1%, 2.5% and 2.6% in the first three quarters of 2014, respectively.

Real household spending rose 0.3% in 2009, 3.5% in 2010, 2.2% in 2011, 1.9% in 2012 and 2.5% in 2013. Year-over-year growth in household spending was 2.7%, 2.9% and 2.8% in the first three quarters of 2014, respectively.

Since attaining a peak of 18.8% in 1982, the household saving rate trended downward until the mid-2000s, reaching 1.5% in 2005. Since then the household saving rate as a percentage of personal disposable income increased to 3.5% in 2006, 2.9% in 2007, 4.0% in 2008 and 5.4% in 2009 before trending down to 4.3% in 2010. The household saving rate picked up to 4.4% in 2011 to reach 5.2% in both 2012 and 2013. The household saving rate was 5.0%, 3.9% and 3.9% (annual rate) in the first three quarters of 2014, respectively.

Non-residential structures, machinery and equipment investment declined 19.4% in 2009 only to rebound and grow by 17.3% in 2010, 15.9% in 2011, 13.5% in 2012 and 5.0% in 2013. On a year-over-year basis, non-residential structures, machinery and equipment investment growth was 0.5%, 0.4% and negative 1.0% in the first three quarters of 2014, respectively. Intellectual property products investment showed a sharp drop of 14.7% in 2009, followed by growth rates of 10.9%, 7.2% and 2.7% in 2010, 2011 and 2012, respectively, before declining to negative 3.4% in 2013. On a year-over-year basis, intellectual property products investment increased 4.0%, 3.6% and 4.0% in the first three quarters of 2014, respectively.

The number of housing starts rose steadily in the early part of the last decade but levelled off from 2004 to 2007 before falling significantly during the recession. Housing starts have recovered since and have reached levels similar to those recorded before the recession. In 2009, housing starts stood at 149 thousand units, increasing to 190 thousand units in 2010, 194 thousand units in 2011, and 215 thousand units in 2012 and 188 thousand units in 2013. Over the first three quarters of 2014, the level of housing starts has averaged 189 thousand units (at annual rates).

Government final consumption grew by 3.3% in 2009, 2.7% in 2010, 0.8% in 2011, 1.2% in 2012 and 0.4% in 2013. The year-over-year growth in government spending on goods and services was 0.0%, 0.1% and 0.1% in the first three quarters of 2014, respectively.

In current dollar terms, the trade balance in goods and services (on a balance of payments basis) was a deficit of $23.0 billion in 2009. In 2010, the deficit increased to $31.6 billion. The deficit was reduced to $21.2 billion in 2011 before increasing to $33.8 billion in 2012. In 2013, the trade deficit in goods and services was $30.2 billion. In the first three quarters of 2014, the trade deficit in goods and services was $17.4 billion at annual rates.

[4]

In this section all figures, except the savings rates and the trade balance, are reported in real terms and growth rates are calculated from GDP at market prices, chained 2007 dollars, seasonally adjusted at annual rates unless otherwise noted.

Prices and Costs

The GDP implicit price deflator declined 2.1% in 2009 before increasing 2.7% in 2010, 3.4% in 2011, 1.5% in 2012 and 1.3% in 2013. The year-over-year change in the implicit price deflator was 1.9%, 2.2% and 2.0% in the first three quarters of 2014, respectively.

Since the introduction of inflation-targeting into monetary policy in 1991, annual increases in the consumer price index (“CPI”) have remained almost entirely within the 1 to 3 percent target range. Total CPI rose 0.3% in 2009, 1.8% in 2010, 2.9% in 2011, 1.5% in 2012 and 0.9% in 2013. On a year-over-year basis, total CPI increased 1.4%, 2.2% and 2.1% in the first three quarters of 2014, respectively.5

PRICE DEVELOPMENTS

For the years ended December 31,	GDP Implicit Price Index(1)	Consumer Price Index				Total excluding Food & Energy	Shelter	Industrial Product Price Index
		Total	Food	Total Excluding Food	Energy
	(annual percentage changes)
2009	–2.1	0.3	4.9	–0.7	–13.5	1.1	–0.3	–3.5
2010	2.7	1.8	1.4	1.9	6.7	1.3	1.3	1.5
2011	3.4	2.9	3.7	2.8	12.3	1.6	1.8	6.9
2012	1.5	1.5	2.4	1.4	1.7	1.3	1.3	1.1
2013	1.3	0.9	1.2	0.8	1.5	0.9	1.3	0.4

2013Q4	1.1	0.9	1.0	1.0	1.7	0.9	1.6	0.4
2014Q1	1.9	1.4	1.2	1.4	3.6	1.2	2.3	2.5
2014Q2	2.2	2.2	2.4	2.2	7.8	1.5	3.2	3.4
2014Q3	2.0	2.1	2.6	2.0	3.5	1.8	2.8	2.7

Source: Statistics Canada.

(1)	This implicit price index is based on seasonally adjusted data.

The average annual wage settlements (over the life of the contract) increased 2.3% in 2009, 1.9% in 2010, 1.8% in 2011, 1.6% in 2012 and 1.6% in 2013. On a year-over-year basis, wage settlements increased 1.6%, 1.6% and 1.8% in the first three quarters of 2014, respectively.

[5]	Year-over-year growth rates for CPI are based on not seasonally adjusted data.

Labor Market

The following table shows labor market characteristics for the periods indicated.

LABOR MARKET CHARACTERISTICS(1) (2)

(thousands of persons)

	Canada			Atlantic Provinces			Québec
For the years ended December 31,	Labor Force	Employ- ment	Unemploy- ment Rate	Labor Force	Employ- ment	Unemploy- ment Rate	Labor Force	Employ- ment	Unemploy- ment Rate
	(thousands)		(percent)	(thousands)		(percent)	(thousands)		(percent)
2009	18,329	16,813	8.3	1,221	1,092	10.5	4,204	3,848	8.5
2010	18,525	17,041	8.0	1,227	1,099	10.5	4,254	3,915	8.0
2011	18,699	17,306	7.4	1,225	1,102	10.0	4,286	3,954	7.8
2012	18,876	17,508	7.2	1,237	1,110	10.3	4,320	3,984	7.8
2013	19,079	17,731	7.1	1,237	1,112	10.2	4,365	4,032	7.6

2013Q4	19,136	17,789	7.0	1,233	1,111	9.9	4,380	4,051	7.5
2014Q1	19,141	17,807	7.0	1,232	1,109	10.0	4,380	4,046	7.6
2014Q2	19,166	17,818	7.0	1,221	1,097	10.2	4,362	4,016	7.9
2014Q3	19,211	17,880	6.9	1,220	1,098	10.0	4,367	4,025	7.8

	Ontario			Prairie Provinces			British Columbia
For the years ended December 31,	Labor Force	Employ- ment	Unemploy- ment Rate	Labor Force	Employ- ment	Unemploy- ment Rate	Labor Force	Employ- ment	Unemploy- ment Rate
	(thousands)		(percent)	(thousands)		(percent)	(thousands)		(percent)
2009	7,147	6,502	9.0	3,355	3,153	6.0	2,403	2,218	7.7
2010	7,237	6,610	8.7	3,365	3,161	6.1	2,443	2,257	7.6
2011	7,302	6,731	7.8	3,429	3,245	5.4	2,458	2,275	7.5
2012	7,357	6,784	7.8	3,483	3,317	4.8	2,479	2,313	6.7
2013	7,441	6,879	7.5	3,566	3,400	4.7	2,471	2,308	6.6

2013Q4	7,457	6,894	7.5	3,598	3,428	4.7	2,468	2,305	6.6
2014Q1	7,446	6,891	7.4	3,615	3,444	4.7	2,469	2,316	6.2
2014Q2	7,474	6,918	7.4	3,636	3,464	4.7	2,472	2,322	6.1
2014Q3	7,491	6,943	7.3	3,652	3,483	4.6	2,481	2,330	6.1

Source: Statistics Canada, The Labour Force Survey.

(1)	Annual employment levels are based on not seasonally adjusted data, while employment levels are seasonally adjusted data.
(2)	Unemployment levels are calculated using the difference between labor force and employment for the quarters.

Employment growth declined by 1.6% in 2009. Employment growth rebounded in 2010 to 1.4%, 1.6% in 2011, 1.2% in 2012 and 1.3% in 2013. In the first three quarters of 2014, employment increased by 0.8%, 0.6% and 0.7% year-over-year, respectively. Meanwhile, labor force growth was 0.7% in 2009. In 2010, 2011, 2012 and 2013, labor force growth increased 1.1%, 0.9%, 0.9% and 1.1%, respectively.

The unemployment rate was 8.3% in 2009 before decreasing to 8.0% in 2010, 7.4% in 2011, 7.2% in 2012 and 7.1% in 2013. In 2013, the unemployment rate was 7.0%, 7.0% and 6.9% in the first, second and third quarters, respectively (seasonally adjusted).

EXTERNAL TRADE

Canada has continued to work towards implementing its trade goals of freer and more open markets based on internationally agreed rules and practices at multilateral, regional and bilateral levels.

At the multilateral level, Canada continues to be an active member of the World Trade Organization (“WTO”) and continues to fully participate in multilateral trade negotiations launched in Doha, Qatar in November 2001.

At the regional level, Canada is a member of the North American Free Trade Agreement (“NAFTA”) with both the United States and Mexico. Under NAFTA, as of January 1, 2003, virtually all tariffs for goods originating in Canada, the United States and Mexico have been eliminated.

In addition, Canada currently has implemented bilateral free trade agreements with the following countries: Honduras, Chile, Columbia, Costa Rica, Israel, Panama, Peru, Jordan and the European Free Trade Association (Norway, Switzerland, Iceland and Liechtenstein).

In January 2009, Canada removed import tariffs on a range of machinery and equipment for the purposes of stimulating domestic business investment. In March 2010, Canada began eliminating all remaining tariffs on manufacturing inputs entering the country, effectively making Canada a tariff-free zone for manufacturing. The majority of these tariffs have already been eliminated; however, some tariffs are being gradually eliminated by no later than January 1, 2015.

In August 2014, Canada and the European Union, with its 28 member states, announced the conclusion of negotiations on a Comprehensive Economic and Trade Agreement (CETA). In September 2014, Canada and Korea signed the Canada-Korea Free Trade Agreement (CKFTA). Canada continues to work towards implementing these agreements as quickly as possible.

Merchandise Trade

The following table sets forth the composition of Canadian trade for the periods indicated.

THE COMPOSITION OF CANADIAN MERCHANDISE TRADE

(Balance of Payments Basis)

	First 3 quarters (1)		For the years ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(in millions of dollars)
Value of Exports
Farm, fishing & intermediate food products	23,661	20,607	27,851	27,233	24,136	20,145	20,331
Energy products	100,273	84,507	113,426	105,065	103,492	83,569	74,369
Metal ores & non-metallic minerals	13,882	13,377	17,911	18,513	20,231	16,827	12,573
Metal & non-metallic mineral products	41,821	41,186	53,917	54,400	59,008	48,686	37,832
Basic & industrial chemical, plastic & rubber products	26,450	26,180	34,881	32,986	35,756	30,582	26,283
Forestry products & building & packaging materials	27,302	24,975	33,745	30,621	30,462	29,394	27,488
Industrial machinery, equipment & parts	21,595	19,906	26,828	26,830	25,400	22,462	23,625
Electronic & electrical equipment & parts	17,841	16,977	22,574	22,915	23,212	22,484	24,146
Motor vehicles & parts	55,025	50,762	68,144	68,486	59,583	57,357	44,227
Aircraft & other transportation equipment & parts	15,430	13,132	17,394	17,332	16,248	15,816	17,746
Consumer goods	43,535	38,719	52,136	48,535	49,836	47,593	47,696
Other (2)	8,533	7,818	10,558	9,613	9,443	9,052	10,896

Total Exports (3)	395,347	358,146	479,364	462,528	456,808	403,967	367,211

Value of Imports
Farm, fishing & intermediate food products	11,200	9,846	13,147	12,314	12,109	11,035	11,019
Energy products	33,720	33,135	43,768	45,770	46,597	37,604	32,243
Metal ores & non-metallic minerals	7,991	8,720	11,531	10,041	10,559	9,014	6,636
Metal & non-metallic mineral products	33,935	30,179	40,036	43,489	44,060	37,588	30,482
Basic & industrial chemical, plastic & rubber products	33,341	30,147	40,805	38,085	35,823	30,759	26,882
Forestry products & building & packaging materials	16,965	15,658	21,029	20,469	18,575	17,439	16,302
Industrial machinery, equipment & parts	37,696	33,857	45,373	45,204	42,283	36,038	33,307
Electronic & electrical equipment & parts	44,076	42,356	56,554	55,498	55,086	51,059	46,905
Motor vehicles & parts	66,850	63,386	85,002	82,814	74,153	71,676	58,175
Aircraft & other transportation equipment & parts	12,221	10,845	14,931	12,725	12,794	11,942	13,713
Consumer goods	78,959	72,711	97,718	93,016	89,411	86,044	86,101
Other (2)	13,115	12,346	16,757	15,122	14,606	13,473	12,221

Total Imports (3)	390,070	363,187	486,651	474,545	456,055	413,670	373,984

Source: Statistics Canada, Canadian International Merchandise Trade.

(1)	Seasonally adjusted.
(2)	Other includes special transactions trade and other balance of payments adjustments
(3)	May not add due to rounding.

Canada is one of the leading trading nations of the world. Canada’s exports have always reflected the country’s high endowment in natural resources. While Canada’s exports have diversified over time, commodities still remain an important part of Canada’s exports. In 2013, energy products accounted for 23.7% of Canada’s merchandise exports, followed by both motor vehicles and parts and metal and non-metallic mineral products at 14.2% and 11.2%, respectively. Canada’s merchandise imports consist mostly of consumer goods, motor vehicles and parts and electronic and electrical equipment and parts. Together, these components represented 49.2% of total imports in 2013.

Canada and the United States are each other’s largest trading partners, reflecting the physical proximity of the two countries and their close economic and financial relationship. In 2013, trade with the United States accounted for 74.8% of the value of Canada’s merchandise exports and 64.4% of the value of Canada’s merchandise imports. According to the United States Census Bureau, trade with Canada accounted for 19.0% of the United States’ exports and 14.6% of its imports in 2013. These shares remain relatively unchanged on a year-to-date basis up to and including September 2014.

The following table presents the geographical distribution of Canadian merchandise exports and merchandise imports for the periods indicated.

GEOGRAPHICAL DISTRIBUTION OF CANADIAN MERCHANDISE TRADE

(Balance of Payments Basis)

	First 3 quarters		For the years ended December 31,
	2014	2013	2013	2012	2011	2010	2009
Exports(1)
United States	75.7	74.6	74.8	73.2	72.2	73.1	73.6
Japan	2.1	2.3	2.3	2.3	2.5	2.4	2.4
United Kingdom	2.9	3.3	3.1	4.3	4.2	4.2	3.5
European Union(2)	4.7	4.2	4.2	4.6	5.0	5.0	5.1
Other	14.6	15.6	15.6	15.6	16.0	15.3	15.4

	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Imports(1)
United States	66.5	63.8	64.4	62.5	61.7	62.8	63.1
Japan	1.8	2.0	2.0	2.3	2.1	2.4	2.5
United Kingdom	1.5	1.5	1.5	1.8	2.3	2.3	2.3
European Union(2)	8.0	7.8	7.8	7.7	7.7	7.5	8.1
Other	22.3	24.8	24.3	25.9	26.2	25.0	24.0

	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Source: Statistics Canada, Canadian International Merchandise Trade.

(1)	May not add to total due to rounding.
(2)

Excludes the United Kingdom. Includes Austria, Belgium, Bulgaria, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain and Sweden.

The following table presents volume and price indices of Canada’s merchandise trade for the periods indicated.

MERCHANDISE TRADE INDICES

(Balance of Payments Basis)

	First 3 quarters		For the years ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(2007 = 100)
Indices of physical volume
Exports	100.9	95.5	95.8	93.8	91.8	87.4	80.6
Imports	110.8	108.7	109.0	107.0	103.7	97.9	85.9

Indices of prices
Exports	113.6	108.4	108.5	107.0	107.9	100.2	98.7
Imports	112.8	107.0	107.4	106.7	105.8	101.6	104.8
Terms of trade(1)	100.8	101.3	101.1	100.3	102.0	98.6	94.2

Source: Statistics Canada, Canadian International Merchandise Trade.

(1)	Index of price of exports divided by index of price of imports multiplied by 100.

BALANCE OF PAYMENTS

The following table presents the balance of international payments for the periods indicated.

CANADIAN BALANCE OF INTERNATIONAL PAYMENTS

	First 3 quarters (1)		For the years ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(in millions of dollars)
Current and Capital Account
Current Account Receipts
Goods & services	466,728	426,951	571,808	553,130	540,969	483,213	445,692
Goods	395,015	357,010	479,266	463,135	456,613	403,967	367,211
Services	71,714	69,941	92,542	89,995	84,356	79,247	78,481
Primary income	63,701	56,072	75,229	73,622	69,335	62,895	56,226
Secondary income	7,956	8,003	11,519	9,666	9,805	9,485	9,937

Total receipts	538,386	491,027	658,556	636,418	620,108	555,594	511,855

Current account payments
Goods & services	479,787	450,960	602,027	586,959	562,198	514,817	468,702
Goods	389,946	362,940	486,487	474,287	456,045	413,670	373,984
Services	89,842	88,020	115,540	112,672	106,153	101,147	94,717
Primary income	79,457	72,440	99,394	96,417	92,402	86,394	76,377
Secondary income	10,113	10,286	13,389	12,953	12,704	12,802	12,526

Total payments	569,360	533,687	714,810	696,329	667,303	614,013	557,605

Current account balance
Goods & services	-13,059	-24,009	-30,219	-33,829	-21,229	-31,604	-23,010
Goods	5,068	-5,930	-7,221	-11,152	567	-9,703	-6,773
Services	-18,127	-18,080	-22,997	-22,677	-21,797	-21,900	-16,237
Primary income	-15,757	-16,368	-24,165	-22,795	-23,067	-23,499	-20,151
Secondary income	-2,157	-2,283	-1,870	-3,287	-2,899	-3,316	-2,589

Total balance	-30,974	-42,660	-56,254	-59,911	-47,195	-58,419	-45,750

Capital account balance	-10	-51	-53	-139	-10	-126	-819

Financial Account (2)
Net lending/net borrowing, from financial account	-22,933	-37,378	-55,693	-59,170	-54,043	-56,672	-46,847

Net acquisition of financial assets	90,518	35,329	76,845	122,054	109,173	97,853	100,124
Canadian direct investment abroad	29,198	39,274	52,042	53,894	51,602	35,770	45,268
Canadian portfolio investment	40,719	17,172	29,310	35,141	18,331	14,453	8,733
Foreign debt securities	11,092	11,450	23,008	11,933	-7,924	1,063	-7,186
Foreign equity & investment fund shares	29,627	5,722	6,302	23,208	26,255	13,390	15,919
Official international reserves	3,692	4,103	4,868	1,697	8,061	3,989	11,618
Other Canadian investment	16,909	-25,221	-9,376	31,322	31,180	43,640	34,504

Net incurrence of liabilities	113,451	72,707	132,537	181,224	163,216	154,524	146,970
Foreign direct investment in Canada	43,316	56,106	72,668	39,234	39,254	29,257	25,948
Foreign portfolio investment	57,087	33,835	43,087	83,539	100,533	113,443	111,315
Canadian debt securities	28,624	26,922	24,191	82,572	79,396	95,247	85,069
Canadian equity & investment fund shares	28,463	6,913	18,896	968	21,136	18,196	26,246
Other foreign investment	13,048	-17,235	16,782	58,450	23,429	11,824	9,707

Discrepancy (net errors and omissions)	8,052	5,333	614	881	-6,838	1,874	-278

Source: Statistics Canada, Canada’s Balance of International Payments.

(1)	Year-to-date (not annualized). Current account, capital account and financial account data are not seasonally adjusted.
(2)	For the Financial Account, transactions are recorded on a net basis. A plus sign denotes an increase in investment and a minus sign denotes a decrease in investment.

The current account deficit was $41.3 billion (seasonally adjusted, annualized level) in the first three quarters of 2014. Over the last five years, the three main components of the current account have evolved as follows:

(1)

The merchandise trade deficit increased from $6.8 billion in 2009 to $9.7 billion in 2010, returned to a surplus of $600 million in 2011 and fell to a deficit of $11.2 billion in 2012. In 2013, the merchandise trade deficit was $7.2 billion. In the first three quarters of 2014, the merchandise trade showed an average surplus of $6.8 billion (annualized level).

(2)	The service account deficit worsened from $16.2 billion in 2009 to $23.0 billion in 2013. The services deficit averaged $24.2 billion (annualized level) in the first three quarters of 2014.

(3)	The deficit on primary income increased from $20.2 billion in 2009 to $24.2 billion in 2013. The primary income deficit averaged $21.0 billion in the first three quarters of 2014 (annualized level).

Low inflation and a depreciation of the Canadian dollar helped support the merchandise trade surplus prior to 2002. An uneven recovery in the United States provided limited stimulus to exports in 2002 and an appreciation of the Canadian dollar restrained gains in the surplus when growth in the United States shifted to a higher pace in the period between 2003 and 2006. The continued appreciation of the Canadian dollar and the slowdown in the United States’ economy helped reduce the merchandise trade surplus in 2007 and 2008. In 2009, as a result of the continued decline in international demand due to a weak U.S. dollar and a faltering global economy, the merchandise trade balance fell into deficit. This deficit widened in 2010, reaching a level of $9.7 billion. In 2011, the merchandise trade balance returned to a small surplus of $600 million, but fell back to deficit in 2012 ($11.2 billion) and 2013 ($7.2 billion). With the strengthening of the U.S. economy and a weaker Canadian currency, the merchandise trade balance showed an annualized surplus of $6.8 billion in the first three quarters of 2014.

Canada registered a net inflow (net borrowing) of $59.2 billion and $55.7 billion in 2012 and 2013, respectively. Net inflow stood at $30.6 billion in the first three quarters of 2014 (annualized level).

Non-resident net purchases of Canadian securities6 were $111.3 billion in 2009. In 2010, the non-resident purchases of Canadian securities stood at $113.4 billion and gradually declined to $100.5 billion in 2011, $83.5 billion in 2012 and $43.1 billion in 2013. In the first three quarters of 2014, portfolio investment from abroad stood at $76.1 billion (annualized level).

From 1981 to the early 1990s, foreign direct investment in Canada averaged about $5 billion annually. In the mid-1990s, foreign direct investment in Canada began to rise sharply, peaking at $99.2 billion in 2000, mostly due to foreign purchases in the technology sector. Foreign direct investment was $25.9 billion in 2009, $29.3 billion in 2010, $39.3 billion in 2011 and $39.2 billion in 2012. In 2013, this level increased to $72.7 billion. In the first three quarters of 2014, foreign direct investment at annualized levels was $57.8 billion.

[6]	Canadian securities include Canadian bonds, money market instruments, equity and investment fund shares.

FOREIGN EXCHANGE AND INTERNATIONAL RESERVES

Since May 31, 1970, the Canadian dollar has been allowed to float so that the rate of exchange is determined by conditions of supply and demand in the market. Since then, the Canadian dollar has floated between a low of 61.79 U.S. cents in January 2002 and a high of 110.30 U.S. cents in November 2007. The dollar closed 2013 at 94.02 U.S. cents. From the beginning of 2014 through to October 31, trading in the Canadian dollar ranged between 87.83 and 94.44 U.S. cents. The Canadian dollar closing rate price on October 31, 2014 was 88.72 U.S. cents.

EXCHANGE RATE FOR THE CANADIAN DOLLAR

	2014 through October 31	For the years ended December 31,
		2013	2012	2011	2010	2009	2008	2007	2006	2005	2004
	(in U.S. cents)
High	94.44	101.88	103.71	106.30	100.69	97.55	102.98	110.30	91.34	87.51	85.14
Low	87.83	93.14	95.76	93.83	92.18	76.53	76.88	84.19	84.79	78.53	71.41

Source: Bank of Canada.

Canada does not have foreign exchange controls. Foreign exchange operations conducted by the Bank of Canada on behalf of the Minister of Finance are directed toward the maintenance of orderly conditions in the foreign exchange market in Canada through the purchase or sale of United States dollars for Canadian dollars. The following table shows Canada’s official international reserves on the dates indicated.

CANADA’S OFFICIAL INTERNATIONAL RESERVES

	At October 31, 2014	At December 31,
		2013	2012	2011	2010	2009	2008	2007	2006	2005	2004
	(in millions of U.S. dollars)
Total	73,912	71,937	68,546	65,819	57,151	54,357	43,872	41,081	35,063	33,018	34,466

Source: Department of Finance.

As of October 31, 2014, Canada’s official international reserves stood at U.S.$73,912 million equivalent. The total was composed of U.S.$42,299 million held in U.S. dollar denominated assets, U.S.$16,946 million equivalent in euro denominated assets, U.S.$1,314 million equivalent in pound sterling assets, U.S.$686 million equivalent in yen denominated assets, U.S.$8,330 million in Special Drawing Rights (“SDRs”), U.S.$4,225 million in the form of the reserve position in the International Monetary Fund (“IMF”) and U.S.$112 million equivalent in gold (valued at U.S.$1,164 per fine ounce).

Beginning in 1978, transactions relating to foreign currency debt undertaken for reserve management purposes have had an important effect on the level of official reserves. The “Canada Bills” program was launched in October 1986. Under this program, U.S. dollar-denominated short-term notes are issued in the United States money market. There were U.S.$2,555 million of Canada Bills outstanding on October 31, 2014. The “Canada Notes” program was launched in June 2010. Canada Notes are interest-bearing marketable notes that mature not less than nine months from their date of issue. As of October 31, 2014, there were U.S.$950 million of Canada Notes outstanding. A Euro Medium-Term Notes (EMTN) program was launched in October 2011. EMTNs are interest bearing, foreign currency medium-term notes issued outside the United States and Canada and maturities can range from short-term to long-term. As of October 31, 2014, there were U.S.$250 million of EMTNs outstanding. As of October 31, 2014, U.S.$6,053 million and Euro 2,000 million in foreign currency denominated bonds remained outstanding comprised of three global bond issues (two U.S. dollar issues and one euro issue) and three Petro Canada bond issues. The Petro Canada bond issues were assumed by the Government of Canada on February 5, 2001 on the dissolution of Petro Canada Limited.

GOVERNMENT FINANCES

Introduction

The financial structure of the Government of Canada rests on a constitutional and statutory framework dating back to the British North America Act, 1867. That Act, which has been renamed the Constitution Act, 1867, gave constitutional foundation to the principles of financing that are basic to responsible government, while other necessary financial administrative machinery and procedures were established by subsequent legislation, most notably the Financial Administration Act. The proclamation in 1982 of the Constitution Act, 1982 terminated British legislative jurisdiction over Canada’s Constitution in accordance with an amending formula that permits amendment of the Constitution without resorting to the Parliament of the United Kingdom.

Within the confines of the Constitution, the authority of Parliament is supreme. Ultimate control of the public purse and the financial structure of the Government rests with Parliament. This is reflected in the fundamental principles that no tax shall be imposed and no money shall be spent without the authority of Parliament, and that expenditures shall be made only for the purposes authorized by Parliament.

Public money received by the Government is deposited in the Consolidated Revenue Fund of Canada. Withdrawals of public money out of the Consolidated Revenue Fund may not be made without the authority of Parliament.

The Government has two major sources of money: budgetary revenues and borrowing. The main sources of revenue are personal and corporate income taxes, employment insurance premiums and excise taxes and duties. These revenues are authorized by specific acts passed by Parliament. The Government’s revenues also include those of consolidated Crown corporations and other entities, net income/loss from enterprise Crown corporations (such as the Bank of Canada, Export Development Canada and the Canada Mortgage and Housing Corporation), foreign exchange revenues and other revenues (primarily revenues from the sales of goods and services). The other major source of money to finance Government operations is borrowing. Borrowing authority is established by acts of Parliament and borrowing limits are established by Orders in Council. The main sources of borrowing are marketable bonds, treasury bills and retail debt.

Parliament authorizes the disbursement of moneys out of the Consolidated Revenue Fund by means of Appropriation Acts passed on an annual basis by Parliament and based on the Main Estimates submitted by the various departments. In addition to the Appropriation Acts, authority for payments may also be found in certain statutes which authorize certain payments out of the Consolidated Revenue Fund. Expenditures for public debt charges, social security payments and transfers to other levels of government are authorized in this way. Appropriations may also be made by the Governor in Council for urgent payments. Such appropriations may be made only when Parliament is not in session and must be laid before Parliament during the subsequent session.

Information on the Government’s planned revenues and expenditures is presented to Parliament primarily in two documents: the Budget and the Main Estimates, which are both presented in the House of Commons. The Budget, which may be delivered at any time during the fiscal year, provides the occasion on which the Minister of Finance generally brings under review the whole financial position of the Government, present and prospective, and announces the Government’s plans and proposals. The Main Estimates are tabled (i.e., introduced) once each year and outline the Parliamentary authority, either existing or required, for disbursements. Supplementary Estimates may also be tabled during the year to provide authority for spending as the need arises.

The considerations for overall resource availability and demands for new policies and programs are reconciled through the establishment of five year economic and fiscal projections reflecting Government priorities. The projections are released in an Economic and Fiscal Update in the fall for pre-budget consultation purposes. To incorporate objective economic assumptions, the fiscal projection is based on the average of private sector economic forecasts.

For financial reporting purposes, the Government of Canada includes all departments, agencies, corporations, organizations and funds which are controlled by the Government. For financial reporting purposes, control is defined as the power to govern the financial and operating policies of an organization with benefits from the organization’s activities being expected, or the risk of loss being assumed by the Government. All organizations that are listed in the Financial Administration Act or that are Crown corporations as defined by the Financial Administration Act are included for financial reporting purposes. Other organizations not listed in the Financial Administration Act may also meet the definition of control and they are included in the Government’s reporting entity if their revenues, expenses, assets or liabilities are significant. The financial activities of all these entities are consolidated in the Government’s financial statements, except for enterprise Crown corporations and other government business enterprises, which are not dependent on the Government for financing their activities. These corporations are reported under the modified equity basis of accounting.

The primary source of information on all actual financial transactions of the Government is the Public Accounts of Canada, which is required by the Financial Administration Act to be tabled in Parliament each year. The other chief accountability reports are the statements of budgetary and non-budgetary financial transactions and of the Government’s cash and debt position published monthly in The Fiscal Monitor and in the Annual Financial Report.

The financial statements of the Government of Canada are presented on the accrual basis of accounting, recording government revenues and expenses when they are earned or incurred, regardless of when the cash is received or paid. The Government’s fiscal anchor is the budgetary balance, which provides the most comprehensive and up-to-date picture of the financial situation. The accumulated deficit, or federal debt, is equal to total liabilities less total assets – both financial and non-financial. Financial assets include cash and cash equivalents, accounts receivable, foreign exchange accounts, and loans, investments and advances. Non-financial assets include tangible capital assets, such as land and buildings, inventories and prepaid expenses. The annual change in the accumulated deficit is equal to the budgetary balance plus other comprehensive income or loss. Net debt, which is a different measure of the Government’s financial position, represents total liabilities less its financial assets.

Fiscal Policy

Between fiscal 1997-98 and fiscal 2007-08, the Government recorded annual budgetary surpluses ranging between $1.5 billion (fiscal 2004-05) and $19.9 billion (fiscal 2000-01). The onset of the global recession in 2008 resulted in a budgetary deficit $5.8 billion in fiscal 2008-09, followed by a budgetary deficit of $55.6 billion in fiscal 2009-10. The budgetary deficit fell to $33.4 billion in fiscal 2010-11, $26.3 billion in fiscal 2011-12, and $18.4 billion in 2012-13. The budgetary deficit continued to fall in 2013-14 to $5.2 billion. Federal debt was 32.5% of GDP in fiscal 2013-14, down from 33.5% a year earlier and remaining well below its peak of 67.1% in fiscal 1995-96. Program expenses increased by $2.4 billion, or 1.0%, over the prior year. As a percentage of GDP, program expenses decreased to 13.2% in fiscal 2013-14, down 0.3 percentage points from fiscal 2012-13. As a percentage of revenues, public debt charges were 10.4% in fiscal 2013-14.

The financial requirement/source measures the difference between cash coming in to the Government and cash going out. It differs from the budgetary balance in that it includes transactions in loans, investments and advances, pensions and other employee and veteran future benefits, other specified purpose accounts, foreign exchange activities, and changes in other financial assets, liabilities and non-financial assets. These activities are included as part of non-budgetary transactions. Adjustments for the effects of non-cash items included in the budgetary balance and for accruals of past or future cash receipts or payments are also reflected in non-budgetary transactions.

In contrast to the large financial requirements observed from the mid-1970s through to the mid-1990s, financial sources were recorded in ten of the eleven years between fiscal year 1997-98 to fiscal year 2007-08. Financial requirements were recorded from 2008-09 to 2012-13, reflecting the purchase of $69 billion in insured mortgage pools in 2008-09 and 2009-10 under the Insured Mortgage Purchase Program to support the availability of longer-term credit, as well as financial requirements associated with budgetary deficits over the 2008-09 to 2012-13 period. There was a financial source of $17.5 billion in 2013-14, compared to a financial requirement of $30.2 billion in 2012-13, largely reflecting the repayment, in 2013-14, of principal on assets maturing under the Insured Mortgage Purchase Program. The Government used the financial source of $17.5 billion in 2013-14 to reduce unmatured debt by $13.4 billion and increase cash balances by $4.1 billion. Unmatured debt as a percentage of GDP stood at 35.0% in fiscal 2013-14, down 21.6 percentage points from the peak of 56.6% in fiscal 1995-96.

Budgetary Revenue

The Government reports revenue on an accrual basis in the period in which the event that gave rise to the revenue took place. Income tax revenue is recognized when the taxpayer has earned the income subject to tax. Personal income taxes accounted for about 48% of Government revenue in fiscal 2013-14 while corporate income taxes accounted for about 13% of Government revenue.

There are currently four federal income tax brackets for individuals: 15%, 22%, 26% and 29%. For 2014, the taxable income thresholds at which these brackets apply, indexed annually to account for inflation, are as follows: 15% on taxable income up to $43,953, 22% on taxable income over $43,953 and up to $87,907, 26% on taxable income over $87,907 and up to $136,270 and 29% on taxable income above $136,270.

The general federal corporate income tax rate in 2014 is 15%. The small business deduction reduces the federal corporate income tax rate applied to the first $500,000 of qualifying active business income in a taxation year of a Canadian-controlled private corporation to 11%.

Capital gains are taxed at a preferred income tax rate under which only one-half of a realized gain is included in income, and then subject to tax at the applicable personal or corporate income tax rate.

The federal Goods and Services Tax (GST) is a broad-based value-added tax, which is applied to the sale of most goods and services at a rate of 5% in 2014. Food for home consumption, prescription drugs, residential rents, sales of existing houses and educational and healthcare services are generally not subject to tax.

Federal excise taxes and duties are imposed on selected goods, including certain fuel, tobacco and alcohol products. Customs duties are imposed on a wide range of goods.

In addition, the Government obtains non-tax revenues in the form of revenues from consolidated Crown corporations and other entities, net income/loss from enterprise Crown corporations (such as the Bank of Canada, Export Development Canada and the Canada Mortgage and Housing Corporation), net foreign exchange revenues, employment insurance premium revenues and other revenues (primarily from the sale of goods and services).

Budgetary Expenses

Budgetary expenses encompass the cost of servicing the public debt, the operating expenses of Government departments and agencies, and transfer payments to other levels of government, organizations and individuals. Under full accrual accounting, the cost of using a capital asset is amortized over its estimated useful life.

Transfer payment includes a range of federal social spending programs designed to enhance the quality of life of Canadians, particularly those who have modest incomes or who are disadvantaged. It includes income support — most notably for the elderly and unemployed; transfers to the provinces for health, education and social assistance; and programs for aboriginal Canadians.

The following table sets forth budgetary revenues, budgetary expenses, the annual surplus/deficit and the accumulated deficit for the years shown.

GOVERNMENT OF CANADA – DETAILED CONSOLIDATED STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT

(in millions of dollars)

	Year ended March 31
	2014	2013(1)	2012(2)	2011	2010
Revenues –
Tax Revenues –
Income tax revenues –
Personal	130,811	125,728	120,537	114,661	105,040
Corporate	36,587	34,986	33,641	31,953	32,247
Non-resident	6,404	5,073	5,300	5,137	5,293
	173,802	165,787	159,478	151,751	142,580
Other taxes and duties –
Goods and services tax	30,998	28,821	28,370	28,379	26,947
Energy taxes	5,486	5,381	5,328	5,342	5,178
Customs import duties	4,239	3,979	3,862	3,520	3,490
Other excise taxes and duties	5,413	5,370	5,546	5,662	4,958
	46,136	43,551	43,106	42,903	40,573

Total tax revenues	219,938	209,338	202,584	194,654	183,153

Employment Insurance Premiums	21,766	20,395	18,556	17,501	16,761
Other Revenues –
Crown corporations	11,455	11,448	12,024	12,937	7,622
Other programs	16,836	13,952	14,274	13,939	12,920
Net foreign exchange	1,682	1,502	1,669	1,809	1,647

Total other revenues	29,973	26,902	27,967	28,685	22,189

Total Revenues	271,677	256,635	249,107	240,840	222,103

Expenses –
Transfer Payments –
Old age security benefits, guaranteed income supplement and spouse’s allowance	41,786	40,255	38,045	35,629	34,653
Major transfer payments to other levels of government –
Canada health transfer	30,543	28,912	27,174	26,031	24,820
Canada social transfer	12,215	11,860	11,514	11,179	10,858
Fiscal arrangements	15,610	15,595	15,259	13,826	13,490
Other major transfers	2,107	2,003	2,847	1,751	7,772

	60,475	58,370	56,794	52,787	56,940

Employment insurance benefits	17,300	17,099	17,647	19,850	21,586
Children’s benefits	13,136	12,975	12,726	12,656	12,340
Other transfer payments	36,698	34,862	37,720	43,155	45,949

Total transfer payments	169,395	163,561	162,932	164,077	171,468

Other Program Expenses –
Crown corporations	7,484	9,512	8,198	7,584	7,400
Ministries	71,728	73,106	73,176	71,680	69,419

Total other program expenses	79,212	82,618	81,374	79,264	76,819

Total program expenses	248,607	246,179	244,306	243,341	248,287
Public Debt Charges	28,220	28,871	31,080	30,871	29,414

Total Expenses	276,827	275,050	275,386	274,212	277,701

Annual Surplus (–) or Deficit	5,150	18,415	26,279	33,372	55,598
Accumulated Deficit at Beginning of Year – as Previously Reported	602,441	583,576	551,668	519,097	463,710
Accounting Changes and Restatement –
Unamortized premiums and discounts on the buy-back of bonds	5,387	5,669
Loans expected to be repaid from future appropriations	1,563	1,795

Accumulated Deficit at Beginning of Year – as Restated	609,391	591,040
International Financial Reporting Standards transition adjustment			3,337

Other Comprehensive Income (-) or Loss	– 2,660	– 64	2,292	– 2,142	– 211
Accumulated Deficit at End of Year	611,881	609,391	583,576	550,327	519,097

Source: Public Accounts of Canada 2014 (Volume 1, Table 1.1).

(1)

Certain figures have been restated in relation to the unamortized premiums and discounts arising on the buy-back of bonds and the loans expected to be repaid from future appropriations. Details on both these adjustments can be found in Note 2, Section 2 of Volume I of the Public Accounts of Canada 2014.

(2)

The 2012 Accumulated Deficit at Beginning of Year as previously reported has been adjusted to include the restatement amount of $1,314 million for accumulated sick leave entitlements that was done in the course of the fiscal year 2012-2013.

Loans, Investments and Advances

The Government’s financial assets include loans and advances to, or investments in, its enterprise Crown corporations, other governments and other individuals and organizations.

Loans, investments and advances by the Government resulted in a net source of funds of $39.9 billion in fiscal 2013-14, largely reflecting the repayment of principal on assets maturing under the Insured Mortgage Purchase Program administered by Canada Mortgage and Housing Corporation.

Pension and Other Future Benefits

Public Sector Pensions.  The Government is responsible for defined benefit pension plans covering substantially all of its full-time employees (including the Public Service, Canadian Forces, Royal Canadian Mounted Police and certain Crown corporations) as well as federally appointed judges and Members of Parliament. Pension benefits are generally calculated by reference to the highest earnings for a specific period of time. They are related to years of service and are indexed to inflation. Until March 31, 2000, separate market invested funds were not set aside to provide for payment of these pension benefits. Beginning on April 1, 2000, new employer and employee contributions to the pension plans, less benefit payments and other charges, are transferred to the Public Sector Pension Investment Board. The Board’s goal is to achieve maximum rates of return on investments without undue risk, while respecting the requirements and financial obligations of each of the public sector pension plans. At March 31, 2014, the Government’s net liability in respect of pensions totaled $153.1 billion. This net liability is comprised of the accrued benefit obligation determined as of March 31, 2014, which amounted to $247.4 billion, less pension assets of $84.9 billion and unrecognized actuarial losses of $9.4 billion. In fiscal 2013-14 the net pension liability increased by $1.4 billion.

Other Employee and Veteran Future Benefits.  The Government also sponsors a variety of other future benefit plans from which employees and former employees can benefit, during or after employment or upon retirement. The cost of these benefits can accrue either during the service life of employees or upon occurrence of an event giving rise to the liability under the terms of the plans. The Government is liable for future payments for disability and other benefits paid to war veterans, as well as Canadian Forces retired veterans and still-serving members, their beneficiaries and dependants. Other significant benefits for which the Government is liable include the health care and dental plans available to retired employees and their dependants, severance benefits, accumulated sick leave entitlements, and workers’ compensation benefits. All these plans are unfunded. The health care and dental plans are contributory plans.

Other Liabilities

Canada Pension Plan Liability.  The Canada Pension Plan (the “Plan”) was established in 1965 and is a federal-provincial program for compulsory and contributory social insurance. It operates in all parts of Canada, except for Quebec which has a comparable program. The Government administers the Plan under joint control with the participating provinces. Until 1997, the Plan was financed on an essentially pay-as-you-go basis, which means that pensions and benefits were paid out of current contributions (with some interest earned by the Canada Pension Plan Investment Fund). In December 1997, the Government passed legislation to ensure that the Plan remains sustainable over the long term and to allow fuller funding. Changes included a more rapid increase in contribution rates, a new investment policy, as well as changes to calculations of, and eligibility criteria to, some benefits. Under the new investment policy which came into effect April 1, 1998, the Plan’s funds are prudently invested by an independent CPP Investment Board in a diversified portfolio of securities, including equities, under generally the same rules that apply to other private and public pension funds.

Contributions are paid equally by employers and employees and self-employed workers pay the full amount. The Plan is funded on a steady-state basis with contributions at 9.9% of pensionable earnings. As administrator, the Government’s authority to spend is limited to the Plan’s net assets of $187.7 billion at

March 31, 2013 ($166.0 billion at March 31, 2012). Of these assets, $117.7 billion was transferred to the Canada Pension Plan Investment Board and $68.3 million was a direct liability of the Government. The balance of $69.9 billion represents net income from operations receivables and unrealized gains.

Other Liabilities.  The Government acts as an insurer and/or administrator of a number of annuities and deposit and trust accounts, as well as specified purpose accounts. The balance outstanding of these accounts amounted to $5.9 billion at March 31, 2014.

Non-Financial Assets

Non-financial assets include the net book value of the Government’s tangible capital assets. Tangible capital assets include land, buildings, works and infrastructure such as roads and bridges, machinery and equipment, ships, aircraft and other vehicles. Non-financial assets also include inventories and prepaid expenses. Non-financial assets increased to $70.4 billion in fiscal 2013-14, up $1.5 billion from fiscal 2012-13.

Other Transactions

This category includes tax receivables, other receivables, the provincial, territorial and Aboriginal tax collection agreements account, tax payables, and other liabilities. These transactions, due to their nature, are subject to wide fluctuations. They resulted in a requirement of $7.7 billion in fiscal 2013-14, down from a requirement of $12.6 billion in fiscal 2012-13.

Foreign Exchange Accounts

Foreign exchange accounts include all transactions in international reserves held in the Exchange Fund Account (“EFA”). The objectives of the EFA are to provide general foreign currency liquidity for the Government and promote orderly conditions in the foreign exchange market. The EFA includes foreign currency investments, gold holdings and assets related to Canada’s commitment to the International Monetary Fund. Transactions in foreign exchange accounts resulted in a financial requirement of $13.5 billion in 2013-14, compared to a financial requirement of $1.8 billion in 2012-13.

DETAILED CONSOLIDATED STATEMENT OF NON-BUDGETARY TRANSACTIONS, NON-FINANCIAL ASSETS AND

FOREIGN EXCHANGE TRANSACTIONS

(in millions of dollars)

	Year ended March 31
	2014	2013(1)	2012(2)	2011	2010
Loans, Investments and Advances —
Enterprise Crown corporations and other government business enterprises —
Loans and advances —
Canada Mortgage and Housing Corporation	41,951	3,472	2,974	2,693	–10,399
Business Development Bank of Canada	–1,106	–653	662	–978	–4,961
Farm Credit Canada	–855	–1,848	–1,768	–1,627	–4,481
Other	–59	2	29	10	7
	39,931	973	1,897	98	–19,834
Investments —
Share of annual profit	–5,945	–4,995	–5,350	–6,992	–2,306
Other comprehensive income (–) or loss	–2,660	–64	2,292	–2,142	–211
Dividends	5,215	1,445	2,028	2,818	1,391
Capital	–50		656		–4,617
Transition adjustment			3,337
	–3,440	–3,614	2,963	–6,316	–5,743

Total	36,491	–2,641	4,860	–6,218	–25,577
Less:
Loans expected to be repaid from future appropriations	–480	–1,519	–119	–64	–103
Unamortized discounts and premiums	1		–32	–4

Total	36,970	–1,122	5,011	–6,150	–25,474

Other loans, investments and advances —
Portfolio investments		5	12		2
National governments, including developing countries	–7	18	40	69	235
International organizations	–900	–885	–704	–826	–454
Provincial and territorial governments	849	803	–849	257	590
Other loans, investments and advances	–1,049	–1,254	680	456	–4,926

Total	–1,107	–1,313	–821	–44	–4,553
Less: allowance for valuation	–1,421	–436	–1,439	–326	–2,440

Total	314	–877	618	282	–2,113

Total loans, investments & advances	37,284	–1,999	5,629	–5,868	–27,587

Pensions and Other Future Benefits —
Public sector pensions	1,416	2,757	2,776	3,292	2,934
Other employee and veteran future benefits	4,108	5,386	3,707	3,979	3,916

Total pensions and other future benefits	5,524	8,143	6,483	7,271	6,850

Other Liabilities —
Due to Canada Pension Plan	72	–70	115	–152	85
Other liabilities	–204	–817	503	–120	579

Total other liabilities	–132	–887	618	–272	664

Non-Financial Assets —
Tangible capital assets	–1,701	–1,194	–1,379	–2,614	–1,728
Inventories	137	–458	–166	–638	156
Prepaid expenses	53	688	167	46	–300

Total non-financial assets	–1,511	–964	–1,378	–3,206	–1,872

Other Transactions —
Tax receivables	–374	–6,109	–7,380	–9,563	2,848
Other accounts receivable	42	–185	–555	–266	–441
Provincial, territorial and Aboriginal tax agreements account	–1,584	–7,130	2,688	241	1,438
Amounts payable to taxpayers	–2,277	3,925	2,304	397	–2,594
Other liabilities	–3,461	–3,054	951	–2,103	7,682

Total other transactions	–7,654	–12,553	–1,992	–11,294	8,933

Foreign Exchange Accounts —
International reserves held in the Exchange Fund Account	–13,984	–1,240	–8,100	–340	–2,507
International Monetary Fund — Subscriptions	–1,189	148	–50	31	2,188
International Monetary Fund — Loans	–208	–132	–186	–802	–337
	–15,381	–1,224	–8,336	–1,111	–656
Less: International Monetary Fund —
Special drawing rights allocations	–1,118	139	–48	30	–7,766
Notes payable	–760	398	202	416	2,351
	–1,878	537	154	446	–5,415

Total foreign exchange accounts	–13,503	–1,761	–8,490	–1,557	4,759

Source: Public Accounts of Canada 2014 (Volume 1, Tables 1.5, 1.6).

(1)

Certain figures have been restated in relation to the unamortized premiums and discounts arising on the buy-back of bonds and the loans expected to be repaid from future appropriations. Details on both these adjustments can be found in Note 2, Section 2 of Volume I of the Public Accounts of Canada 2014.

(2)

The 2012 Accumulated Deficit at Beginning of Year as previously reported has been adjusted to include the restatement amount of $1,314 million for accumulated sick leave entitlements that was done in the course of the fiscal year 2012-2013.

Unmatured Market Debt

The Government’s unmatured market debt represents financial obligations resulting from the sale of marketable bonds, treasury bills, Canada Savings Bonds, Canada Premium Bonds, Canada Bills, Canada Notes, Euro-Medium Term Notes and global foreign currency marketable bonds, as well as from non-marketable obligations issued to the Canada Pension Plan Investment Fund.

Borrowing is one of the two major sources of money available to the Government to finance its operations. The changes in unmatured market debt payable in Canadian currency have been broadly consistent with changes in financial requirements. The changes in unmatured market debt payable in foreign currency have been associated with developments in foreign exchange markets and related requirements to supplement foreign exchange reserves through foreign borrowing.

UNMATURED MARKET DEBT

(Principal Amount Outstanding)

	At Sept. 30, 2014	At March 31,
		2014	2013	2012	2011	2010
	(in millions)
Canadian Currency:
Marketable bonds	$481,553	$472,918	$468,860	$447,769	$416,411	$368,013
Treasury bills	153,200	153,000	180,700	163,400	163,000	175,900
Canada Savings Bonds	4,278	4,355	4,854	5,388	5,958	6,862
Canada Premium Bonds	1,906	1,972	2,627	3,534	4,183	4,993
Obligations issued to Canada Pension Plan Investment Fund	—	—	—	11	27	452

Total Canadian currency	640,938	632,245	657,041	620,102	589,579	556,220

Foreign Currency:(1)
Canada Bills	3,129	2,290	2,103	2,071	1,972	2,453
Canada Notes	1,064	608	—	—	—	—
Euro Medium-Term Notes	280	138	—	—	—	—
Other marketable bonds(2)	9,608	13,054	8,754	8,698	5,709	5,845

Total foreign currency	14,082	16,090	10,857	10,769	7,681	8,298

Total Unmatured Market Debt	$655,019	$648,335	$667,898	$630,871	$597,260	$564,518

Source: Bank of Canada, Department of Finance.

Note: Amounts may not add due to rounding.

(1)	Foreign currency debt is converted to Canadian dollars using the following closing exchange rate levels:

	At Sept. 30, 2014	At March 31,
		2014	2013	2012	2011	2010
United States Dollar	1.1200	1.1055	1.0160	0.9975	0.9696	1.0158
Euro	1.4146	1.5230	1.3024	1.3304	1.3743	1.3720

(2)	Excludes Canada Notes and Euro Medium-Term Notes. Other global foreign currency marketable bonds are comprised of the following amounts (before conversion to Canadian dollars):

	At Sept. 30, 2014	At March 31,
		2014	2013	2012	2011	2010
	(in millions)
United States Dollars	6,053	9,053	6,053	6,053	3,053	3,053
Euro	2,000	2,000	2,000	2,000	2,000	2,000

Total Canadian currency unmatured market debt was $640,938 million on September 30, 2014, an increase of $8,693 million from March 31, 2014. The increase resulted from an increase in marketable bonds ($8,635 million) and an increase in Treasury Bills ($200 million).

Marketable bonds are interest-bearing obligations generally available to all investors. In the period April 1, 2014 to September 30, 2014, the Government issued an aggregate of $51,000 million of marketable bonds in Canadian currency and redeemed $43,373 million (including $13,791 million in repurchased and cancelled bonds), for a net increase of $7,627 million. This was further increased by $1,009 million for the inflation compensation on Real Return Bonds, resulting in a net increase of $8,635 million in marketable bonds.

Treasury bills are obligations issued at a discount with maturities generally of three months, six months and one year. In the period April 1, 2014 to September 30, 2014, the amount of treasury bills outstanding increased by $200 million.

Canada Savings Bonds are offered to individual Canadian residents and differ from other bonds in that they can be redeemed prior to maturity at the option of the holder for the full face value, plus accrued interest. In the period April 1, 2014 to September 30, 2014 the amount of unmatured Canada Savings Bonds outstanding decreased by $77 million. Canada Premium Bonds offer a higher interest rate compared to Canada Savings Bonds and are redeemable throughout the year with interest earned up to the last anniversary date of purchase. In the period April 1, 2014 to September 30, 2014 the amount of unmatured Canada Premium Bonds outstanding decreased by $67 million.

Total foreign currency unmatured market debt was $14,082 million on September 30, 2014, a decrease of $2,008 million from March 31, 2014. Canada Bills are short-term U.S. dollar-denominated unsecured obligations issued in the U.S. money market with a term to maturity of not more than 270 days. Canada Notes are usually U.S. dollar-denominated interest-bearing marketable notes that mature not less than nine months from their date of issue. Euro Medium Term Notes are medium-term notes issued outside the United States and Canada. Notes issued under this program can be denominated in a range of currencies and structured to meet investor demand. The other marketable bonds are comprised of three global bond issues and three Petro Canada bond issues and are denominated in U.S. dollars and euros. The Petro Canada bond issues were assumed by the Government of Canada on February 5, 2011 on the dissolution of Petro Canada Limited.

In 1996, Canada implemented the EFA foreign currency swap program. Under these foreign exchange swaps, Canadian dollar liabilities are swapped into liabilities in foreign currencies, allowing Canada to raise foreign exchange reserves cost effectively. As of September 30, 2014, $36,003 million of Canadian dollars have been swapped for USD 34,324 million, $14,362 million of Canadian dollars have been swapped for EUR 9,830 million, $1,465 million of Canadian dollars have been swapped for GBP 809 million and $820 million Canadian dollars have been swapped for JPY 75,522 million.

The average rates of interest paid on the unmatured debt outstanding by instrument are set out below.

AVERAGE RATES OF INTEREST (%)

	At March 31,
	2014	2013	2012	2011	2010
Marketable bonds(1)	2.85	3.03	3.30	3.55	3.85
Treasury bills	0.96	1.03	0.99	1.12	0.40
Retail debt	0.72	0.76	0.81	1.10	1.32
Bonds for Canada Pension Plan	—	—	9.37	9.69	11.19
Canada bills	0.08	0.13	0.07	0.15	0.13
Medium-term notes	0.46	—	—	—	—
Total market debt	2.37	2.45	2.65	2.83	2.71

Source: Public Accounts of Canada 2014 (Volume 1, Table 6.8).

(1)	Includes foreign currency marketable bonds.

The following table shows the scheduled repayments in respect of principal and interest on the marketable bonds and notes outstanding at September 30, 2014.

SCHEDULE OF MARKETABLE BOND AND NOTE REPAYMENTS

(in millions)

	Total Principal and Interest(1)
For years ended December 31,	Canadian Currency Debt(2)	Foreign Currency Debt(3) (4)
2014	21,280	2
2015	79,171	189
2016	90,020	199
2017	56,787	3,996
2018	39,677	176
2019-2023	130,882	7,349
2024-2028	54,045	—
2029-2033	46,309	—
2034-2038	30,311	—
2039-2043	28,382	—
2044-2048	30,065	—
2049-2053	344	—
2054-2058	344	—
2059-2063	344	—
2064-2068	2,569	—

Source: Bank of Canada.

(1)	Excludes the effect of interest rate swaps and cross currency swaps.
(2)	Only includes domestic marketable bonds, excluding inflation compensation component on Real Return Bonds.
(3)	Converted at USD 1.00 = CAD 1.1200, EUR 1.00 = CAD 1.4146; the closing rates on September 30, 2014.
(4)	Excludes principal and interest payments on U.S.$52,824,000 of Petro Canada bond issues assumed by the Government of Canada on February 5, 2001, on the dissolution of Petro Canada Limited.

Crown Corporations

Except for enterprise Crown corporations and other government business enterprises, which are reported under the modified equity basis of accounting, all Government organizations are consolidated in the Government’s financial statements.

The payment of all money borrowed by agent Crown corporations is a charge on and payable out of the Consolidated Revenue Fund. Such borrowings constitute unconditional obligations of the Government and are recorded as such in the accounts of Canada, net of borrowings expected to be repaid directly by these corporations. Borrowings expected to be repaid by enterprise Crown corporations and other government business enterprises amounted to $246,804 million as at March 31, 2014. Since fiscal 2007-08, the Government has met all of the borrowing needs of the Business Development Bank of Canada, Canada Mortgage and Housing Corporation and Farm Credit Canada through direct lending. The following table summarizes the unaudited financial information of consolidated Crown corporations, other entities and enterprise Crown corporations as at March 31, 2014.

FINANCIAL INFORMATION REGARDING CROWN CORPORATIONS AND OTHER ENTITIES

(in millions)

	Consolidated Crown corporations	Other entities	Enterprise Crown corporations	Total
Assets
Total assets	$9,710	$1,553	$455,364	$466,627

Liabilities
Liabilities to other than Government
Borrowings	408	—	246,804	247,212
Other	8,907	89	86,292	95,288

	9,315	89	333,096	342,500

Net assets	$395	$1,464	$122,268	$124,127

Financial interest of the Government
Obligations to the Government	$276	$27	$80,951	$81,254
Net equity of the Government	119	1,437	41,317	42,873

Total financial interest	$395	$1,464	$122,268	$124,127

Contingent liabilities	$70	$3	$2,409	$2,482

Source: Public Accounts of Canada 2014 (Volume 1, Tables 4.1, 4.4, 9.3, 9.8).

Note: Amounts may not add due to rounding.

Contingent Liabilities (with respect to Guarantees provided by the Government)

The contingent liabilities of the Government with respect to guarantees provided by the Government as at March 31, 2014 are summarized as follows.

CONTINGENT LIABILITIES (WITH RESPECT TO NET EXPOSURE UNDER GUARANTEES)

(in millions)

Guarantees provided by the Government
Borrowings by enterprise Crown corporations and other government business enterprises	$246,337
Loan guarantees	4,523
Insurance programs managed by the Government	155,887
Other explicit guarantees	292

Total gross guarantees	407,039
Less: allowance for guarantees	386

Net exposure under guarantees	$406,653

Source: Public Accounts of Canada 2014 (Volume 1, Table 11.5).

Note: Amounts may not add due to rounding.

Insurance Programs

Certain agent enterprise Crown corporations operate insurance programs. In the event that such corporations have insufficient funds to meet their obligations, the Government would provide the required financing through appropriations, either budgetary or non-budgetary.

The following table summarizes the unaudited information regarding such insurance programs as at March 31, 2014.

AGENT ENTERPRISE CROWN CORPORATIONS INSURANCE PROGRAMS

	Insurance in force	Net claims(1)	5-year average of net claims	Closing balance of fund
	(in millions of dollars)
Canada Deposit Insurance Corporation	665,274	—	—	1,569

Canada Mortgage and Housing Corporation:
Mortgage Insurance Fund	554,500	406	572	13,617
Mortgage-Backed Securities Guarantee Fund	400,000	*	*	1,484

Export Development Canada:
Export insurance contracts entered into on its own behalf	23,176	60	142	—

Source: Public Accounts of Canada 2014 (Volume 1, Table 11.7).

*	Not applicable.
(1)	Refers to the difference between claims and amounts received from sales of related assets and other recoveries.

DEBT RECORD

Canada has always paid the full face amount of the principal and interest on every direct obligation issued by it and every indirect obligation on which it has been required to implement its guarantee, promptly when due. During war, where such payment would have violated laws or regulations forbidding trading with the enemy, payment was made to a custodian of enemy property.

MONETARY AND BANKING SYSTEM

Bank of Canada

The Bank of Canada (the “Bank”) was incorporated in 1934 under the Bank of Canada Act (in this section referred to as the “Act”) as Canada’s central bank. All of the capital stock of the Bank is owned by the Government. The Act gives the Bank the responsibility for the conduct of monetary policy and confers specific powers for discharging that responsibility.

The Bank has the sole right to issue notes for circulation in Canada. The Bank acts as the fiscal agent of the Government of Canada and, in this role, the Bank participates in the management of the public debt. Specifically, the Bank is responsible for handling the Government’s new market debt borrowings, administering its outstanding market debt and making payments for interest and market debt redemption on its behalf.

The Bank may buy or sell various types of securities, including securities issued or guaranteed by Canada or any province, securities issued or guaranteed by the Government of the United States of America or Japan or the government of a country in the European Union. For purposes of conducting monetary policy or promoting the stability of the Canadian financial system, the Bank may buy or sell from or to any person securities and any other financial instruments other than instruments that evidence an ownership interest or right in or to an entity, that comply with the policy established by the Governor and published in the Canada Gazette. The Bank may buy and sell foreign currencies, SDRs issued by the IMF, coin and gold and silver bullion. The Bank may open accounts with other central banks, at the Bank for International Settlements (“BIS”) and at commercial banks. The Bank may accept deposits from the Government or any of its corporations or agencies, any province, any chartered bank or any member of the Canadian Payments Association. The Bank pays interest to the Government on deposits held at the Bank and may pay interest to member institutions of the Canadian Payments Association on deposits accepted for certain specified purposes. It may also accept deposits from other central banks and official international financial organizations and may pay interest on such deposits. The Bank does not accept deposits from individuals nor does it compete with the chartered banks in the commercial banking field. The Bank is not required to maintain gold or foreign exchange reserves against its liabilities.

The Bank may, on the pledge of certain classes of securities or property, make loans or advances for periods not exceeding six months to chartered banks, and to any other members of the Canadian Payments Association. The Bank Rate is the minimum rate at which the Bank is prepared to make loans or advances. Although the Bank has the power to make loans or advances under certain conditions and for limited periods to the Government or any province, such loans are extremely rare and no such loans have been made in over 35 years.

The framework for the implementation of monetary policy by the Bank was changed considerably on two occasions during the 1990s, first as a result of the phased elimination of reserve requirements between June 1992 and July 1994, and second, with the introduction of a real-time large-value settlement system (the “Large Value Transfer System” or “LVTS”) in February 1999.

The central mechanisms through which the Bank currently implements monetary policy are the LVTS and a 50-basis-point operating band for the overnight interest rate adopted by the Bank in mid 1994. Currently, the Bank targets the level of excess settlement balances in the LVTS at a minimum of $25 million. Any participant in the LVTS with a deficit funds position should therefore be aware that there will be one or more participants with offsetting surplus positions that are potential counterparties for transactions at market rates. The Bank encourages these transactions by paying an interest rate on positive balances held overnight by LVTS participants at the lower limit of its operating band and charging an interest rate on overdraft loans to LVTS participants at the upper limit of the band (which is also the Bank Rate). Thus the overnight rate should stay within the operating band since participants are aware that they can earn at least the lower limit of the band on positive balances and need not pay more than the upper limit to cover shortfalls. Moreover, the Bank is prepared to enter into overnight buyback transactions to reinforce its target rate at the midpoint of the operating band. Through its influence on the interest rate for overnight funds, the Bank is able to influence other short-term interest rates, the exchange rate, aggregate demand and, ultimately, inflation.

The Bank controls the level of LVTS settlement balances available to the financial system by adjusting the level of Government deposits held at financial institutions through twice-daily auctions of Government cash balances.

The Act provides for regular consultation between the Governor of the Bank and the Minister of Finance as well as for a formal procedure whereby, in the event of a disagreement between the Government and the Bank which cannot be resolved, the Government may issue a directive to the Bank as to the monetary policy that it is to follow. The directive must be in writing, in specific terms, applicable for a specified period and published forthwith. This provision in the Act makes it clear that the Government must take the ultimate responsibility for monetary policy, but the Bank is in no way relieved of its responsibility for monetary policy and its execution so long as a directive is not in effect. No directive has ever been issued.

The Payment Clearing and Settlement Act, 1996 gives the Bank formal responsibility for the regulatory oversight of major clearing and settlement systems. Specifically, the Bank will review all eligible systems and identify their potential to cause systemic risk. Systems with this potential are subject to designation under the Payment Clearing and Settlement Act, 1996. Designated systems will have to satisfy the Bank that they have appropriate risk-control mechanisms in place. The Bank may carry out examinations and, in situations where it is judged that systemic risk is being inadequately controlled, the Governor of the Bank may issue directives to a designated system.

The Payment Clearing and Settlement Act, 1996 also gives the Bank new powers to provide certain services. In particular, the Bank can provide a guarantee of settlement to the participants of designated systems.

Other Government Financial Institutions

Export Development Canada (“EDC”) was established on October 1, 1969 for the purpose of facilitating and developing trade between Canada and other countries. EDC is the successor to the Export Credits Insurance Corporation which commenced operations in 1944. Activities were originally limited to insuring Canadian exporters against non-payment of credits extended to foreign buyers. To further enhance Canada’s growing export trade, EDC has introduced an export loans program, a foreign investment guarantees program and a surety risk protection insurance program. The Federal Business Development Bank was established in 1975 as the successor to the Industrial Development Bank which was established in 1944 as a subsidiary of the Bank of Canada. In 1995, the Federal Business Development Bank was continued as the Business Development Bank of Canada (“BDC”). The purpose of the BDC is to provide financial and management services to Canadian businesses, with a focus on small and medium-sized enterprises in Canada. The Canada Deposit Insurance Corporation, established in 1967, insures deposits payable in Canada and in Canadian currency at banks and other financial institutions up to $100,000 per depositor. Farm Credit Canada, established in 1959, provides financial and management services to farms and agrifood businesses. The Canada Mortgage and Housing Corporation (formerly the Central Mortgage and Housing Corporation, or “CMHC”) was incorporated in 1945 to insure mortgage loans made by approved lenders and to make direct mortgage loans. Since then, CMHC’s role in the housing market has expanded beyond mortgage loan insurance to include the provision of mortgage-backed securities and related guarantees, housing policy and advice, and housing research.

Chartered Banks

Canada’s banks are all federally incorporated and are regulated under the Bank Act. The Bank Act sets out the rules for the structure and operation of these institutions. The Office of the Superintendent of Financial Institutions (OSFI) is the federal agency responsible for supervising banks.

Under the Bank Act, foreign banks are permitted to incorporate subsidiaries by letters patent. In June 1999, legislation was passed to allow foreign banks to establish specialized, commercially focused branches in Canada. Foreign banks can operate full-service branches and lending branches. As at October 28, 2014, the banking system consisted of 28 domestic banks, 24 foreign bank subsidiaries, 26 full-service foreign bank branches and three foreign bank lending branches. Foreign branches are mainly permitted to raise wholesale deposits (not insured by the Canada Deposit Insurance Corporation (CDIC)), and a limited amount of CDIC-insured deposits subject to a strict cap. Moreover, foreign branches are not subject to OSFI’s minimum capital adequacy ratios; however, they are required to maintain, instead, a minimum capital equivalent deposit amount with a domestic financial institution.

Financial Sector Restructuring

The Government of Canada is responsible for ensuring the financial sector regulatory framework operates efficiently and effectively for consumers and businesses while maintaining the safety of institutions and soundness of the sector. The mandatory five-year review of the financial institutions statutes, which comprises the Bank Act, the Insurance Companies Act, the Trust and Loan Companies Act and the Cooperative Credit Associations Act, ensures Canada remains a global leader in financial services. The most recent review culminated with the implementation of the Financial System Review Act (Bill S-5) which included measures focused on promoting financial stability, fine-tuning the consumer protection framework, and improving efficiency by reducing the administrative burden on financial institutions.

The Government of Canada remains committed to improving the regulation of Canada’s capital markets. Towards this end, the governments of British Columbia, Ontario, Saskatchewan, New Brunswick, Prince Edward Island and Canada have signed a memorandum of agreement formalizing the terms and conditions of the Cooperative Capital Markets Regulatory System. Consultation drafts of the uniform provincial capital markets legislation and complementary federal legislation have also been released for public comment. The Cooperative System will better protect investors, enhance Canada’s financial services sector, support efficient capital markets and manage systemic risk. The participating jurisdictions continue to invite all other provinces and territories to participate in the Cooperative System.

Economic Action Plan 2014 led to legislative amendments to the Bank Act, which provide regulation-making authority in respect of banks’ activities in over-the-counter derivatives and financial benchmarks; implementing changes to limit the use of portfolio insurance and prohibiting the use of any government-backed insured mortgage as collateral in securitization vehicles that are not sponsored by Canada Mortgage and Housing Corporation. Economic Action Plan 2014 also announced the launch of a comprehensive review of Canada’s deposit insurance framework.

Monetary Policy and Interest Rate Developments

The ultimate objective of Canadian monetary policy is to promote good overall economic performance, namely by keeping inflation low, stable and predictable.

In February 1991, the Government and the Bank jointly announced a series of targets for reducing total CPI inflation to the mid-point of a range of 1% to 3% by the end of 1995. This inflation-control target range has been extended a number of times. In November 2011, the Government and the Bank renewed Canada’s inflation-control framework for a further five-year period. Monetary policy will continue to aim at keeping inflation at the 2% target mid-point, both to maximize the likelihood that inflation stays within the target range and to increase the predictability of inflation over the longer term.

The policy instrument the Bank uses to influence monetary conditions is the overnight rate target, which is the mid-point of the Bank’s operating band for overnight financing. The Bank constantly reassesses the level of the overnight rate target necessary to achieve the inflation-control targets.

Since November 2000, the Bank has moved to eight fixed announcement dates for the overnight rate target to make monetary policy more effective. Fixed dates have reduced the uncertainty in financial markets associated with not knowing exactly when changes in the overnight rate target may be announced, and contributed to the improved functioning of financial markets. Fixed dates have provided a regular opportunity to emphasize the medium-term perspective of monetary policy and increased the Bank’s transparency, accountability and dialogue with the public.

Between January 2008 and April 2009, the ongoing turmoil in financial markets and the resulting deterioration in real economic activity both domestically and abroad led the Bank of Canada to lower its overnight rate target by a total of 400 basis points to the effective lower bound of 0.25 percent. The Bank of Canada committed, conditional on the inflation outlook, to maintain this rate until the end of the second quarter of 2010. In addition, the Bank undertook a series of operations to reinforce its overnight target rate and to support market liquidity. The Bank’s initiatives came in the context of unprecedented coordinated actions across major central banks to support market liquidity and stabilize global financial markets.

The Bank left the overnight rate target unchanged at the effective lower bound of 0.25 percent for the remainder of 2009 as well as the beginning of 2010. Strong growth during the second half of 2009 and the first quarter of 2010 indicated that the Canadian recovery was on track and on June 1, 2010 the Bank of Canada announced an increase of 25 basis points in the overnight rate, raising the target to 0.5 percent. With employment and output levels approaching pre-recession peaks, the Bank announced further 25 basis point increases on the July 20, 2010 and September 8, 2010 fixed announcement dates, effectively setting the overnight rate target at 1 percent. Since this announcement, the overnight rate target has remained at 1 percent.

Following the latest release of the Monetary Policy Report on October 22, 2014 the Bank forecasts that the economy will grow by 2.3% in 2014, 2.4% in 2015 and 2.3% in 2016. The Bank also projects that total inflation will return to target around the end of 2016, as the economy reaches full capacity in the second half of 2016.

Selected Interest Rates

Membership in International Economic Organizations

As of September 30, 2014, Canada’s paid-up quota in the IMF is SDR 6,369.2 million. On September 30, 2014, one SDR equalled $1.662.

Canada also participates in the General Arrangements to Borrow (the “GAB”) and the New Arrangements to Borrow (the “NAB”) which provide special financial resources to the IMF. Canada’s total commitment under the GAB and the NAB amount to SDR 8,517.43 million. As of September 30, 2014, SDR 1,011.32 million had been drawn from Canada’s NAB, and there were no loans outstanding to the IMF under the GAB.

Canada is also a member of the Organization for Economic Cooperation and Development, a party to the World Trade Organization and a shareholder (through the Bank) of the BIS. Canada’s participation in other international development institutions is summarized in the table below.

PARTICIPATION IN OTHER INTERNATIONAL DEVELOPMENT INSTITUTIONS

	At December 31, 2013
	Subscription
	Total	Paid-in(1)
	(in millions of U.S. dollars)
International Bank for Reconstruction and Development	$7,039.5	$433.1
International Finance Corporation	81.3	81.3
Multilateral Investment Guarantee Agency	56.5	10.7
Asian Development Bank	8,551.0	427.6
Inter-American Development Bank	8,104.0	197.9
Caribbean Development Bank	156.8	34.4
African Development Bank(2)	3,749.1	243.2
European Bank for Reconstruction and Development(3)	1,405.5	293.5

Source: Department of Finance. Data derived from the annual statements/reports of the above-mentioned institutions.

(1)	Balance of subscription payable only in the unlikely event that there is a call on the institution’s capital.
(2)	Subscriptions for the African Development Bank have been converted from Unit of Account to U.S. dollars using the African Development Bank exchange rate on December 31, 2013.
(3)	Subscriptions for the European Bank for Reconstruction and Development have been converted from Euro to U.S. dollars using the Bank of Canada’s nominal noon exchange rate on December 31, 2013.

CLAIMS AND PENDING AND THREATENED LITIGATION

There are thousands of claims and pending and threatened litigation cases outstanding against the Government. These claims include items with pleading amounts and items where an amount is not specified. While the total amount claimed in these actions is significant, their outcomes are not determinable. As at March 31, 2014, the Government had recorded an allowance for claims and litigation where it is likely that there will be a future payment and a reasonable estimate of the loss can be made. Claims and litigation for which the outcome is not determinable and for which an amount has not been accrued, were estimated at approximately $7,300 million ($7,041 million in 2013) which was based on the Government’s best estimate determined on a case by case basis. Certain large and significant claims are described below:

Comprehensive Land Claims

Comprehensive land claims arise in areas of the country where Aboriginal rights and title have not been resolved by treaty or by other legal means. As of March 31, 2014, there were 81 (81 in 2013) comprehensive land claims under negotiation, accepted for negotiation or under review. A liability of $3,912 million ($3,825 million in 2013) was estimated for claims that had progressed to a point where quantification was possible. This estimate included projections based on historical rates and costs of settlement for similar claims.

Specific Claims

Specific claims deal with the past grievances of First Nations related to Canada’s obligations under historic treaties or the way it managed First Nations’ funds or other assets. The Government of Canada will pursue a settlement agreement with the First Nation when a claim demonstrates an outstanding lawful obligation. As of March 31, 2014, there were 447 (448 in 2013) specific claims under negotiation, accepted for negotiation or under review. A liability of $3,265 million ($3,796 million in 2013) was estimated for claims that had progressed to a point where quantification was possible. This estimate included projections based on historical rates and costs of settlement for similar claims.

Assessed Taxes Under Objection or Appeal

Contingent liabilities included previously assessed taxes where amounts were under objection or were being appealed to the Tax Court of Canada, the Federal Court of Canada, or the Supreme Court of Canada. As at March 31, 2014, $22,230 million was under objection at the Government level ($20,566 million for 2013) and $4,715 million was being appealed to the courts ($5,080 million for 2013). The Government has recorded, in the amounts payable to taxpayers or in reduction of the amounts receivable from taxpayers, as applicable, the estimated amount of objections or appeals that were considered likely to be lost and that could be reasonably estimated.

TABLES AND SUPPLEMENTARY INFORMATION

The tables and supplementary information under the headings Unmatured Market Debt, Other Obligations (with Respect to Money Borrowed) and Supplementary Information have been provided by the Department of Finance and the Bank of Canada.

Unmatured Market Debt

All debt obligations listed below are direct obligations of the Government of Canada and constitute a charge on the Consolidated Revenue Fund of Canada.

(A)	PAYABLE IN CANADA IN CANADIAN DOLLARS

MARKETABLE BONDS(1)

Maturity date	Coupon %	Issue date(s)	Series	Outstanding at September 30, 2014
2014 — Nov. 1	1.00	2012: Jun. 22, Aug. 3, Sep. 28	A537	$7,913,174,000
2014 — Dec. 1	2.00	2009: Apr. 20, May 25, Jul. 20, Aug. 27, Sep. 29	YU24	8,029,970,000
2015 — Feb. 1	1.00	2011: Nov. 7, Dec. 19; 2012: Jan. 30, Nov. 16, Dec. 21	ZX53	13,407,145,000
2015 — May 1	1.00	2013: Jan. 18, Feb. 15, Mar. 22	A958	7,575,000,000
2015 — Jun. 1	2.50	2009: Nov. 23; 2010: Jan. 18, Mar. 8	ZC17	4,475,774,000
2015 — Jun. 1	4.50	2004: Oct. 18, Dec. 20; 2005: Feb. 7, Mar. 14, May 9, Jun. 21, Aug. 15, Sep. 26	XX71	8,377,728,000
2015 — Jun. 1	11.25	1990: May 1, May 31, Oct. 1, Nov. 15	A34	374,505,000
2015 — Aug. 1	1.50	2012: Apr. 30, Jun. 18, Aug. 31; 2013: Apr. 26, Jun. 14	A388	12,085,240,000
2015 — Nov. 1	1.00	2013: Jul. 26, Aug. 23, Sep. 20	B527	9,473,000,000
2015 — Dec. 1	3.00	2010: Apr.19, Jun. 14, Aug. 23, Sep. 27, Oct. 26	ZF48	11,116,729,000
2016 — Feb. 1	1.25	2012: Oct. 15, Dec. 17; 2013: Feb. 8, Oct. 18, Nov. 22	A792	14,700,000,000
2016 — May 1	1.00	2014: Jan. 31, Mar. 21, May 2	C699	10,000,000,000
2016 — Jun. 1	2.00	2010: Nov. 8; 2011: Jan. 17, Mar. 7	ZL16	9,900,000,000
2016 — Jun. 1	4.00	2005: Nov. 7, Dec. 12; 2006: Feb. 6, Mar. 13, Apr. 24, Jun. 12, Aug. 8, Sep. 19	YB43	10,157,400,000
2016 — Aug. 1	1.00	2013: Apr. 15, May 21, Aug. 9; 2014: May 23, Jun. 20, Jul. 11	B295	17,100,000,000
2016 — Sep. 1	2.75	2011: Apr. 26, May 24, Jul. 11	ZQ03	10,500,000,000
2016 — Nov. 1	1.00	2014: Aug. 15, Sep. 12	D689	6,800,000,000
2017 — Feb. 1	1.50	2013: Oct. 15, Dec. 16; 2014: Jan. 13	B600	8,100,000,000
2017 — Mar. 1	1.50	2011: Oct. 17, Nov. 28; 2012: Feb. 21	ZV97	10,500,000,000
2017 — Jun. 1	4.00	2006: Oct. 16, Nov. 27; 2007: Jan. 29, Mar. 19, Apr. 23, Aug. 7, Sep. 17	YF56	10,342,526,000
2017 — Aug. 1	1.25	2014: May 20, Aug. 29, Sep. 26	D275	8,100,000,000
2017 — Sep. 1	1.50	2012: May 14, Jul.16, Aug. 20	A461	10,200,000,000
2018 — Mar. 1	1.25	2012: Nov. 13; 2013: Jan. 14, Mar. 4	A875	10,200,000,000
2018 — Jun. 1	4.25	2007: Oct. 29; 2008: Feb. 11, Mar. 25, Apr. 21, Jun. 23, Jul. 14	YL25	10,622,764,000
2018 — Sep. 1	1.25	2013: May 13, Jul. 15, Sep. 3	B378	10,200,000,000
2019 — Mar. 1	1.75	2013: Nov. 12; 2014: Jan. 20, Feb. 24	B865	10,200,000,000
2019 — Jun. 1	3.75	2008: Oct. 6, Nov. 10; 2009: Feb. 9, Mar. 2, Mar. 10, Apr. 14, Jun. 15, Aug. 18	YR94	17,650,000,000
2019 — Sep. 1	1.75	2014: Apr. 14, May 12, Aug. 11	C855	10,200,000,000
2020 — Jun. 1	3.50	2009: Sep. 8, Oct.14, Nov.10; 2010: Feb. 8, May 3	YZ11	13,100,000,000
2021 — Mar. 15	10.50	1990: Dec. 15; 1991: Jan. 9, Feb. 1	A39	567,361,000
2021 — Jun. 1	3.25	2010: Jul. 19, Oct. 12; 2011: Feb. 7, May 9	ZJ69	11,500,000,000
2021 — Jun. 1	9.75	1991: May 9, Jun. 1, Jul. 1, Aug. 1, Sep. 1, Oct. 17	A43	286,188,000
2021 — Dec. 1	4.25	1991: Dec. 10; 1992: Oct. 14; 1993: May 1, Dec. 1; 1994: Feb. 22, Jun. 21, Sep. 15, Dec. 15; 1995: Feb. 2, May 8, Aug. 4	L25	7,830,447,750	(2)
2022 — Jun. 1	2.75	2011: Aug. 2, Oct. 11; 2012: Feb. 6, May 7, Jun. 11	ZU15	12,700,000,000
2022 — Jun. 1	9.25	1991: Dec. 16; 1992: Jan. 3, May 15	A49	206,022,000
2023 — Jun. 1	1.50	2012: Jul. 30, Oct. 22; 2013: Feb. 4, Apr. 2, May 6	A610	14,200,000,000
2023 — Jun. 1	8.00	1992: Aug. 17; 1993: Feb. 1, Apr. 1, Jul. 26, Oct. 15; 1994: Feb. 1, May 2	A55	2,358,552,000

Unmatured Market Debt (Continued)

Maturity date	Coupon %	Issue date(s)	Series	Outstanding at September 30, 2014
2024 — Jun. 1	2.50	2013: Jul. 2, Aug. 19, Oct. 7; 2014: Feb. 10, Apr. 28	B451	13,800,000,000
2025 — Jun. 1	2.25	2014: Jun. 30, Jul. 28	D507	5,400,000,000
2025 — Jun. 1	9.00	1994: Aug. 2, Nov. 1; 1995: Feb. 1, May 1, Aug. 1, Nov. 1; 1996: Feb. 1	A76	2,303,156,000
2026 — Dec. 1	4.25	1995: Dec. 7; 1996: Mar. 6, Jun. 6, Sep. 6, Dec. 6; 1997: Mar. 12, Jun. 9, Sep. 8, Dec. 8; 1998: Mar. 9, Jun. 8, Sep. 8, Dec. 7	VS05	7,514,430,000	(2)
2027 — Jun. 1	8.00	1996: May 1, Aug. 1, Nov. 1; 1997: Feb. 3, May 1, Aug. 1, Nov. 3	VW17	4,430,175,000
2029 — Jun. 1	5.75	1998: Feb. 2, May 1, Nov. 2; 1999: May 3, Oct. 15; 2000: Apr. 24, Oct. 16; 2001: Apr. 23	WL43	11,141,658,000
2031 — Dec. 1	4.00	1999: Mar. 8, Jun. 8, Sep. 7, Dec. 6; 2000: Mar. 6, Jun. 5, Sep. 5, Dec. 11; 2001: Mar. 5, Jun. 11, Sep. 24, Dec. 10; 2002: Mar. 18, Jun. 10, Sep. 16, Dec. 9; 2003: Mar. 17	WV25	7,978,538,000	(2)
2033 — Jun. 1	5.75	2001: Oct. 15; 2002: Jan. 21, Mar. 4, May 6, Jul. 15, Nov. 25; 2003: Jan. 20, Mar. 3, Apr. 14, Jul. 14, Aug. 25, Nov. 10; 2004: Jan. 19, Mar. 1	XG49	12,795,905,000
2036 — Dec. 1	3.00	2003: Jun. 9, Sep. 15, Dec. 8; 2004: Mar. 8, Jun. 7, Sep. 7, Dec. 6; 2005: Mar. 7, Jun. 6, Sep. 6, Dec. 5; 2006: Mar. 06, Jun. 5, Oct. 2, Dec. 4; 2007: Mar. 5	XQ21	7,140,217,500	(2)
2037 — Jun. 1	5.00	2004: Jul. 19, Sep. 14, Nov. 8; 2005: Jan. 17, Apr. 11, Jul. 11, Oct. 18; 2006: Jan. 16, May 1, Jul. 24, Oct. 31; 2007: Jan. 15, Jun. 11, Jul. 23, Oct. 9; 2008: Jan. 21; 2009: Jan. 12	XW98	13,587,073,000
2041 — Jun. 1	4.00	2008: Jun. 9, Sep. 15, Dec. 15; 2009: Mar. 23, May 19, Jul. 14, Aug. 5, Oct. 20; 2010: Feb. 22, Mar. 22, May 25, Sep. 7, Nov. 22; 2011: Mar. 21	YQ12	15,693,000,000
2041 — Dec. 1	2.00	2007: Jun. 4, Sep. 4, Dec. 10; 2008: Mar. 3, Jun. 2, Sep. 2, Dec. 8; 2009: Mar. 9, Jun. 2, Aug. 31, Dec. 7; 2010: Mar. 1	YK42	7,403,268,500	(2)
2044 — Dec. 1	1.50	2010: May 31, Aug. 30, Dec. 6; 2011: Feb. 28, Jun. 6, Sep. 6, Dec. 5; 2012: Feb. 27, Jun. 4, Sep. 17, Dec. 10, 2013: Feb. 25, Jun. 10, Sep. 16	ZH04	8,373,211,000	(2)
2045 — Dec. 1	3.50	2011: Jun. 13, Aug. 29, Nov. 21; 2012: Mar. 26, May 28, Jul. 24, Sep. 24, Dec. 3; 2013: Feb. 5, Mar. 18, May 27, Aug. 6, Nov. 18; 2014: Feb. 18, Mar. 11	ZS68	16,400,000,000
2047 — Dec. 1	1.25	2013: Dec. 2; 2014: Mar. 3, Jun. 16, Aug. 25	B949	2,243,120,000	(2)
2048 — Dec. 1	2.75	2014: Jun. 2, Sep. 3	D358	1,800,000,000
2064 — Dec. 1	2.75	2014: May 1, Jul. 15	C939	2,500,000,000

Total Unmatured Marketable Bonds Payable in Canadian Dollars				$481,553,277,750

Unmatured Market Debt (Continued)

TREASURY BILLS

Maturity date(s)	Yield %	Issue dates	Outstanding at September 30, 2014
Various maturity dates from Oct. 1, 2014 to Sept. 24, 2015	0.918 to 1.021	Various issue dates from Oct. 24, 2013 to Sept. 25, 2014	$153,200,000,000

CANADA SAVINGS BONDS(3)

Maturity date	Annual Coupons %	Issue date	Series	Outstanding at September 30, 2014
2014 — Nov. 1(4)	0.40 – 7.50	1992 — Nov. 1	S047	$144,260,941
2015 — Nov. 1(4)	0.40 – 7.50	1993 — Nov. 1	S048	115,296,814
2016 — Nov. 1(4)	0.40 – 7.50	1994 — Nov. 1	S049	170,549,888
2017 — Nov. 1(4)	0.40 – 6.75	1995 — Nov. 1	S050	135,301,636
2018 — Nov. 1(4)	0.40 – 8.75	1996 — Nov. 1	S051	206,952,175
2017 — Nov. 1(4)	0.40 – 6.50	1997 — Nov. 1	S052	234,100,358
2018 — Nov. 1(4)	0.40 – 4.85	1998 — Nov. 1	S054	107,989,853
2018 — Dec. 1(4)	0.40 – 4.85	1998 — Dec. 1	S055	8,051,234
2019 — Jan. 1(4)	0.40 – 4.85	1999 — Jan. 1	S056	1,676,808
2019 — Feb. 1(4)	0.40 – 4.60	1999 — Feb. 1	S057	1,053,072
2019 — Mar. 1(4)	0.40 – 4.75	1999 — Mar. 1	S058	2,378,609
2019 — Apr. 1(4)	0.40 – 4.75	1999 — Apr. 1	S059	1,436,634
2019 — Nov. 1(4)	0.40 – 4.85	1999 — Nov. 1	S060	58,150,863
2019 — Dec. 1(4)	0.40 – 4.85	1999 — Dec. 1	S061	5,555,159
2020 — Jan. 1(4)	0.40 – 4.85	2000 — Jan. 1	S062	2,132,840
2020 — Feb. 1(4)	0.40 – 4.60	2000 — Feb. 1	S063	1,382,231
2020 — Mar. 1(4)	0.40 – 4.75	2000 — Mar. 1	S064	2,102,681
2020 — Apr. 1(4)	0.40 – 4.75	2000 — Apr. 1	S065	2,112,158
2014 — Nov. 1	0.40 – 3.25	2004 — Nov. 1	S090	95,273,210
2014 — Dec. 1	0.40 – 3.25	2004 — Dec. 1	S091	6,378,930
2015 — Jan. 1	0.40 – 3.10	2005 — Jan. 1	S092	3,095,240
2015 — Feb. 1	0.40 – 2.85	2005 — Feb. 1	S093	1,309,075
2015 — Mar. 1	0.40 – 3.10	2005 — Mar. 1	S094	2,483,148
2015 — Apr. 1	0.40 – 3.10	2005 — Apr. 1	S095	2,051,200
2015 — Nov. 1	0.40 – 3.25	2005 — Nov. 1	S096	113,333,665
2015 — Dec. 1	0.40 – 3.25	2005 — Dec. 1	S097	7,298,598
2016 — Jan. 1	0.40 – 3.10	2006 — Jan. 1	S098	2,042,500
2016 — Feb. 1	0.40 – 2.85	2006 — Feb. 1	S099	1,450,741
2016 — Mar. 1	0.40 – 3.10	2006 — Mar. 1	S100	3,045,874
2016 — Apr. 1	0.40 – 3.10	2006 — Apr. 1	S101	2,127,066
2016 — Nov. 1	0.40 – 3.25	2006 — Nov. 1	S102	139,146,644
2016 — Dec. 1	0.40 – 3.25	2006 — Dec. 1	S103	7,991,464
2017 — Jan. 1	0.40 – 3.10	2007 — Jan. 1	S104	2,417,500
2017 — Feb. 1	0.40 – 2.85	2007 — Feb. 1	S105	1,843,715
2017 — Mar. 1	0.40 – 3.10	2007 — Mar. 1	S106	3,547,833
2017 — Apr. 1	0.40 – 3.10	2007 — Apr. 1	S107	2,861,884
2017 — Nov. 1	0.40 – 3.25	2007 — Nov. 1	S108	171,860,100
2017 — Dec. 1	0.40 – 3.25	2007 — Dec. 1	S109	12,388,702

Unmatured Market Debt (Continued)

Maturity date	Annual Coupons %	Issue date	Series	Outstanding at September 30, 2014
2018 — Jan. 1	0.40 – 3.10	2008 — Jan. 1	S110	4,255,926
2018 — Feb. 1	0.40 – 2.85	2008 — Feb. 1	S111	4,429,244
2018 — Mar. 1	0.40 – 2.50	2008 — Mar. 1	S112	4,725,212
2018 — Apr. 1	0.40 – 2.45	2008 — Apr. 1	S113	6,910,799
2018 — Nov. 1	0.40 – 2.00	2008 — Nov. 1	S114	229,149,411
2018 — Dec. 1	0.40 – 1.85	2008 — Dec. 1	S115	24,578,662
2019 — Jan. 1	0.40 – 1.65	2009 — Jan. 1	S116	11,335,529
2019 — Feb. 1	0.40 – 1.25	2009 — Feb. 1	S117	5,415,530
2019 — Mar. 1	0.40 – 1.00	2009 — Mar. 1	S118	7,000,639
2019 — Apr. 1	0.40 – 0.75	2009 — Apr. 1	S119	5,944,429
2019 — Nov. 1	0.40 – 0.65	2009 — Nov. 1	S120	193,891,607
2019 — Dec. 1	0.40 – 0.65	2009 — Dec. 1	S121	10,575,577
2020 — Jan. 1	0.40 – 0.65	2010 — Jan. 1	S122	4,043,056
2020 — Feb. 1	0.40 – 0.65	2010 — Feb. 1	S123	2,253,207
2020 — Mar. 1	0.40 – 0.65	2010 — Mar. 1	S124	2,818,927
2020 — Apr. 1	0.40 – 0.65	2010 — Apr. 1	S125	1,723,914
2020 — Nov. 1	0.50 – 0.65	2010 — Nov. 1	S126	281,891,321
2020 — Dec. 1	0.50 – 0.65	2010 — Dec. 1	S127	17,620,028
2021 — Nov. 1	0.50	2011 — Nov. 1	S128	364,536,640
2021 — Dec. 1	0.50	2011 — Dec. 1	S129	13,587,598
2015 — Nov. 1	0.50	2012 — Nov. 1	S130	454,242,083
2016 — Nov. 1	0.50	2013 — Nov. 1	S131	843,782,395
2014 — Nov. 1	0.50	2014 — Jan. 1	S912	19,086
2014 — Nov. 1	0.50	2014 — Feb. 1	S913	12,399
2014 — Nov. 1	0.50	2014 — Mar. 1	S914	685,380
2014 — Nov. 1	0.50	2014 — Apr. 1	S915	31,276

Total				$4,277,890,918

CANADA PREMIUM BONDS(5)

Maturity date	Annual Coupons %	Issue date	Series	Outstanding at September 30, 2014
2018 — Nov. 1(4)	1.00 – 5.00	1998 — Nov. 1	P003	$191,145,938
2018 — Dec. 1(4)	1.00 – 4.50	1998 — Dec. 1	P004	20,882,460
2019 — Jan. 1(4)	1.00 – 4.50	1999 — Jan. 1	P005	4,961,657
2019 — Feb. 1(4)	1.00 – 4.75	1999 — Feb. 1	P006	3,473,110
2019 — Mar. 1(4)	1.00 – 6.00	1999 — Mar. 1	P007	16,789,532
2019 — Apr. 1(4)	1.00 – 6.00	1999 — Apr. 1	P008	10,766,755
2019 — Nov. 1(4)	1.00 – 6.00	1999 — Nov. 1	P009	67,585,987
2019 — Dec. 1(4)	1.00 – 6.00	1999 — Dec. 1	P010	21,022,322
2020 — Jan. 1(4)	1.00 – 6.00	2000 — Jan. 1	P011	7,722,315
2020 — Feb. 1(4)	1.00 – 6.00	2000 — Feb. 1	P012	5,579,409
2020 — Mar. 1(4)	1.00 – 6.25	2000 — Mar. 1	P013	13,762,403
2020 — Apr. 1(4)	1.00 – 6.25	2000 — Apr. 1	P014	15,920,724
2014 — Nov. 1	1.00 – 3.50	2004 — Nov. 1	P040	107,537,099
2014 — Dec. 1	1.00 – 3.50	2004 — Dec. 1	P041	26,084,486
2015 — Jan. 1	1.00 – 3.25	2005 — Jan. 1	P042	9,235,246
2015 — Feb. 1	1.00 – 3.05	2005 — Feb. 1	P043	4,313,394
2015 — Mar. 1	1.00 – 3.15	2005 — Mar. 1	P044	5,407,014
2015 — Apr. 1	1.00 – 3.05	2005 — Apr. 1	P045	4,522,670
2015 — Nov. 1	1.00 – 2.75	2005 — Nov. 1	P046	64,178,651
2015 — Dec. 1	1.00 – 3.55	2005 — Dec. 1	P047	26,252,624

Unmatured Market Debt (Continued)

Maturity date	Annual Coupons %	Issue date	Series	Outstanding at September 30, 2014
2016 — Jan. 1	1.00 – 4.00	2006 — Jan. 1	P048	8,023,127
2016 — Feb. 1	1.00 – 4.00	2006 — Feb. 1	P049	8,459,505
2016 — Mar. 1	1.00 – 4.00	2006 — Mar. 1	P050	7,792,095
2016 — Apr. 1	1.00 – 4.00	2006 — Apr. 1	P051	8,801,038
2016 — Nov. 1	1.00 – 3.35	2006 — Nov. 1	P052	59,956,305
2016 — Dec. 1	1.00 – 3.35	2006 — Dec. 1	P053	15,725,533
2017 — Jan. 1	1.00 – 3.25	2007 — Jan. 1	P054	4,492,099
2017 — Feb. 1	1.00 – 3.05	2007 — Feb. 1	P055	3,574,743
2017 — Mar. 1	1.00 – 3.35	2007 — Mar. 1	P056	21,648,173
2017 — Apr. 1	1.00 – 3.35	2007 — Apr. 1	P057	14,508,718
2017 — Nov. 1	1.00 – 3.50	2007 — Nov. 1	P058	58,192,244
2017 — Dec. 1	1.00 – 3.50	2007 — Dec. 1	P059	13,978,773
2018 — Jan. 1	1.00 – 3.25	2008 — Jan. 1	P060	3,707,278
2018 — Feb. 1	1.00 – 3.05	2008 — Feb. 1	P061	3,453,319
2018 — Mar. 1	1.00 – 3.15	2008 — Mar. 1	P062	8,249,022
2018 — Apr. 1	1.00 – 3.05	2008 — Apr. 1	P063	9,580,508
2018 — Nov. 1	1.00 – 2.65	2008 — Nov. 1	P064	109,757,781
2018 — Dec. 1	1.00 – 2.65	2008 — Dec. 1	P065	58,394,576
2019 — Jan. 1	1.00 – 2.65	2009 — Jan. 1	P066	24,674,778
2019 — Feb. 1	1.00 – 2.05	2009 — Feb. 1	P067	13,369,494
2019 — Mar. 1	1.00 – 2.05	2009 — Mar. 1	P068	14,590,099
2019 — Apr. 1	1.00 – 1.70	2009 — Apr. 1	P069	13,860,185
2019 — Nov. 1	1.00 – 1.80	2009 — Nov. 1	P070	56,623,634
2019 — Dec. 1	1.00 – 1.80	2009 — Dec. 1	P071	32,985,901
2020 — Jan. 1	1.00 – 1.80	2010 — Jan. 1	P072	12,026,119
2020 — Feb. 1	1.00 – 1.80	2010 — Feb. 1	P073	10,535,349
2020 — Mar. 1	1.00 – 1.80	2010 — Mar. 1	P074	9,197,846
2020 — Apr. 1	1.00 – 1.80	2010 — Apr. 1	P075	7,054,367
2020 — Nov. 1	1.10 – 1.70	2010 — Nov. 1	P076	80,145,005
2020 — Dec. 1	1.10 – 1.70	2010 — Dec. 1	P077	55,881,574
2021 — Nov. 1	1.00 – 1.40	2011 — Nov. 1	P078	103,418,684
2021 — Dec. 1	1.00 – 1.40	2011 — Dec. 1	P079	48,066,772
2015 — Nov. 1	1.00 – 1.40	2012 — Nov. 1	P080	139,854,737
2015 — Dec. 1	1.00 – 1.40	2012 — Dec. 1	P081	66,106,277
2016 — Nov. 1	1.00 – 1.40	2013 — Nov. 1	P082	121,808,932
2016 — Dec. 1	1.00 – 1.40	2013 — Dec. 1	P083	42,402,054
2014 — Nov. 1	1.00	2014 — Jan. 1	P962	1,104,466
2014 — Nov. 1	1.00	2014 — Feb. 1	P963	1,322,765
2014 — Nov. 1	1.00	2014 — Mar. 1	P964	4,972,042
2014 — Nov. 1	1.00	2014 — Apr. 1	P965	1,038,320

Total				$1,906,478,031

Total Unmatured Market Debt Payable in Canadian Dollars	$640,937,646,699

Unmatured Market Debt (Continued)

(B) PAYABLE IN FOREIGN CURRENCY (1) (6)

CANADA BILLS

Maturity date(s)	Yield(s) %	Original issue amount	Issue date(s)	Outstanding at September 30, 2014
Various maturity dates from Oct. 1, 2014 to May 11, 2015	0.01 to 0.09	USD 2,794,098,000	Various issue dates from Jan. 28, 2014 to Sep. 30, 2014	$3,129,389,760

CANADA NOTES

Maturity date	Coupon % / Basis	Original amount at issue	Issue date	Outstanding at September 30, 2014
2017 — Jan. 27	3 month LIBOR	USD 400,000,000	2014 — Jan. 27	$448,000,000
2019 — Dec. 10	1.85	USD 50,000,000	2013 — Dec. 10	56,000,000
2019 — Dec. 13	3 month LIBOR	USD 50,000,000	2013 — Dec. 13	56,000,000
2020 — Jun. 10	3 month LIBOR	USD 100,000,000	2014 — Jun. 10	112,000,000
2020 — Sep. 10	3 month LIBOR	USD 250,000,000	2014 — Sep. 10	280,000,000
2020 — Sep. 15	3 month LIBOR	USD 50,000,000	2014 — Sep. 15	56,000,000
2020 — Dec. 20	2.30	USD 50,000,000	2013 — Dec. 20	56,000,000

Total				$1,064,000,000

EURO MEDIUM TERM NOTES

Maturity date	Coupon % / Basis	Original amount at issue	Issue date	Outstanding at September 30, 2014
2020 — Mar. 19	3 month LIBOR	USD 125,000,000	2014 — Mar. 19	$140,000,000
2020 — May 8	3 month LIBOR	USD 125,000,000	2014 — May 8	140,000,000

Total				$280,000,000

OTHER MARKETABLE BONDS PAYABLE IN FOREIGN CURRENCIES

Maturity date	Coupon %	Original amount at issue or assumption	Issue or assumption date	Outstanding at September 30, 2014
2016 — Dec. 15	8.25	USD 38,244,000(7)(8)	2001 — Feb. 5	$37,233,280
2017 — Feb. 14	0.875	USD 3,000,000,000	2012 — Feb. 14	3,360,000,000
2018 — Jun. 30	9.70	USD 16,080,000(7)	2001 — Feb. 5	18,009,600
2019 — Feb. 27	1.625	USD 3,000,000,000	2014 — Feb. 27	3,360,000,000
2019 — Jun. 1	8.80	USD 3,500,000(7)	2001 — Feb. 5	3,920,000
2020 — Jan. 13	3.50	EUR 2,000,000,000	2010 — Jan. 13	2,829,232,000

Total(9)				$9,608,394,880

Total Unmatured Market Debt Payable in Foreign Currency				$14,081,784,640

Total Unmatured Market Debt				$655,019,431,339

Unmatured Market Debt (Continued)

(C) CROSS CURRENCY SWAPS

For the cross currency swaps listed below (outstanding as of September 30, 2014), the Government’s Canadian dollar liability has been swapped into a U.S. dollar liability.

	Canadian dollar liability		U.S. dollar liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
2015 — Jun. 1	3.7511	$ 92,325,000	3 month LIBOR	USD 75,000,000
Jun. 1	3.8187	123,250,000	3 month LIBOR	100,000,000
Jun. 1	3.8207	92,737,500	3 month LIBOR	75,000,000
Jun. 1	3.8960	124,310,000	3 month LIBOR	100,000,000
Jun. 1	3.9048	121,850,000	3 month LIBOR	100,000,000
Jun. 1	3.9082	121,940,000	3 month LIBOR	100,000,000
Jun. 1	3.9301	121,720,000	3 month LIBOR	100,000,000
Jun. 1	3.9585	122,150,000	3 month LIBOR	100,000,000
Jun. 1	3.9598	121,200,000	3 month LIBOR	100,000,000
Jun. 1	4.0205	117,870,000	3 month LIBOR	100,000,000
Jun. 1	4.0487	95,175,000	3 month LIBOR	75,000,000
Jun. 1	4.0525	126,950,000	3 month LIBOR	100,000,000
Jun. 1	4.1225	93,525,000	3 month LIBOR	75,000,000
Jun. 1	4.1273	85,950,000	3 month LIBOR	75,000,000
Jun. 1	4.1384	85,650,000	3 month LIBOR	75,000,000
Jun. 1	4.1598	93,225,000	3 month LIBOR	75,000,000
Jun. 1	4.17423	62,050,000	3 month LIBOR	50,000,000
Jun. 1	4.1810	92,625,000	Fixed	75,000,000
Jun. 1	4.1850	92,775,000	3 month LIBOR	75,000,000
Jun. 1	4.2002	62,050,000	3 month LIBOR	50,000,000
Jun. 1	4.2103	57,875,000	3 month LIBOR	50,000,000
Jun. 1	4.3380	62,100,000	Fixed	50,000,000
Jun. 1	4.3438	91,875,000	3 month LIBOR	75,000,000
Jun. 1	4.37127	90,150,000	Fixed	75,000,000
Jun. 1	4.3860	90,300,000	Fixed	75,000,000
Jun. 1	4.3960	120,550,000	Fixed	100,000,000
Jun. 1	4.4310	90,487,500	Fixed	75,000,000
Jul. 20	3.5542	76,987,500	3 month LIBOR	75,000,000
Oct. 20	3.3805	104,900,000	3 month LIBOR	100,000,000
2016 – Feb. 20	3.2529	80,175,000	Fixed	75,000,000
Apr. 20	3.4474	49,825,000	Fixed	50,000,000
Apr. 20	3.4533	75,150,000	Fixed	75,000,000
May 20	3.4307	74,512,500	Fixed	75,000,000
Jun. 1	4.0098	117,000,000	Fixed	100,000,000
Jun. 1	4.0450	169,050,000	3 month LIBOR	150,000,000
Jun. 1	4.0545	113,150,000	3 month LIBOR	100,000,000
Jun. 1	4.1248	113,250,000	3 month LIBOR	100,000,000
Sep. 20	3.5990	100,080,000	Fixed	100,000,000
Sep. 20	3.6960	101,000,000	Fixed	100,000,000
Oct. 20	3.5212	78,108,750	Fixed	75,000,000
Nov. 20	3.2886	53,260,000	Fixed	50,000,000
Nov. 20	4.1631	56,380,000	Fixed	50,000,000
Nov. 20	4.18581	113,000,000	Fixed	100,000,000
Nov. 20	4.2380	52,750,000	Fixed	50,000,000
Nov. 20	4.2877	52,200,000	Fixed	50,000,000
Nov. 20	4.3188	103,690,000	Fixed	100,000,000
Dec. 20	1.42670	102,600,000	Fixed	100,000,000
Dec. 20	1.43680	102,500,000	Fixed	100,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		U.S. dollar liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
2017 – Jan. 20	3.6938	$ 76,237,500	Fixed	USD 75,000,000
Feb. 20	4.4067	80,925,000	Fixed	75,000,000
Feb. 20	4.6263	52,150,000	Fixed	50,000,000
Feb. 20	4.6564	104,860,000	Fixed	100,000,000
Mar. 20	4.4898	79,350,000	Fixed	75,000,000
Mar. 20	4.6458	53,675,000	Fixed	50,000,000
Apr. 20	4.2287	55,150,000	Fixed	50,000,000
Apr. 20	4.2892	54,900,000	Fixed	50,000,000
May 20	4.1826	55,400,000	Fixed	50,000,000
May 20	4.21876	110,800,000	Fixed	100,000,000
May 20	4.5388	104,630,000	Fixed	100,000,000
May 20	4.5433	104,300,000	Fixed	100,000,000
May 20	4.5773	104,200,000	3 month LIBOR	100,000,000
May 20	4.5823	103,700,000	Fixed	100,000,000
May 20	4.5926	104,300,000	Fixed	100,000,000
May 20	4.6273	52,195,000	Fixed	50,000,000
May 20	4.6325	53,350,000	Fixed	50,000,000
Jun. 1	3.9835	117,800,000	Fixed	100,000,000
Jun. 1	4.0122	116,890,000	Fixed	100,000,000
Jun. 1	4.0207	117,530,000	Fixed	100,000,000
Jun. 1	4.0262	117,600,000	Fixed	100,000,000
Jun. 1	4.0313	117,170,000	Fixed	100,000,000
Jun. 1	4.1118	116,140,000	Fixed	100,000,000
Jun. 1	4.1274	115,650,000	Fixed	100,000,000
Jun. 1	4.1763	114,750,000	Fixed	100,000,000
Jun. 1	4.2051	115,190,000	Fixed	100,000,000
Jun. 1	4.21744	113,250,000	Fixed	100,000,000
Jul. 20	4.6740	53,375,000	3 month LIBOR	50,000,000
Aug. 20	4.5517	53,250,000	3 month LIBOR	50,000,000
Aug. 20	4.6200	80,212,500	Fixed	75,000,000
Sep. 20	4.3226	99,920,000	3 month LIBOR	100,000,000
Sep. 20	4.4428	49,330,000	3 month LIBOR	50,000,000
Oct. 3	4.4070	75,000,000	3 month LIBOR	76,336,000
Oct. 20	4.2830	49,000,000	Fixed	50,000,000
Dec. 20	1.53620	52,450,000	Fixed	50,000,000
2018 – Jan. 20	3.5834	75,517,500	Fixed	75,000,000
Jan. 20	3.8380	50,225,000	Fixed	50,000,000
Jan. 20	3.8670	49,875,000	Fixed	50,000,000
Mar. 20	3.5553	51,100,000	Fixed	50,000,000
Mar. 20	3.5679	76,612,500	Fixed	75,000,000
Mar. 20	3.6000	76,350,000	Fixed	75,000,000
Mar. 20	3.6027	76,500,000	Fixed	75,000,000
Mar. 20	3.6046	50,735,000	Fixed	50,000,000
Mar. 20	3.6064	76,650,000	Fixed	75,000,000
Mar. 20	3.6216	50,325,000	Fixed	50,000,000
Mar. 20	3.7441	50,685,000	Fixed	50,000,000
Apr. 20	3.5660	52,600,000	Fixed	50,000,000
Apr. 20	3.5748	75,450,000	Fixed	75,000,000
Apr. 20	3.5912	50,250,000	Fixed	50,000,000
Apr. 20	3.6115	100,000,000	Fixed	100,000,000
Apr. 20	3.6233	99,250,000	Fixed	100,000,000
Apr. 20	3.6371	76,350,000	Fixed	75,000,000
Apr. 20	3.6992	102,475,000	Fixed	100,000,000
Apr. 20	3.7029	99,400,000	Fixed	100,000,000
May 20	3.5552	79,725,000	Fixed	75,000,000
May 20	3.5874	106,300,000	Fixed	100,000,000
May 20	3.6656	100,400,000	Fixed	100,000,000
May 20	3.6742	75,465,000	Fixed	75,000,000
May 20	3.8752	101,000,000	Fixed	100,000,000
Jun. 20	3.4819	106,100,000	Fixed	100,000,000
Jun. 20	3.6492	75,450,000	Fixed	75,000,000
Jun. 20	3.6669	50,600,000	Fixed	50,000,000
Jun. 20	3.6706	75,975,000	Fixed	75,000,000
Jun. 20	3.6743	51,000,000	Fixed	50,000,000
Jun. 20	3.6870	50,650,000	Fixed	50,000,000
Jun. 20	3.7363	50,085,000	Fixed	50,000,000
Jul. 20	3.4673	53,500,000	Fixed	50,000,000
Jul. 20	3.6476	104,850,000	Fixed	100,000,000
Aug. 20	3.6614	103,500,000	Fixed	100,000,000
Aug. 20	3.4930	106,900,000	Fixed	100,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		U.S. dollar liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
Oct. 20	3.6682	$ 125,000,000	Fixed	USD 100,000,000
Nov. 20	3.1375	85,950,000	Fixed	75,000,000
Nov. 20	3.2852	110,000,000	Fixed	100,000,000
Nov. 20	3.3194	109,850,000	Fixed	100,000,000
Nov. 20	3.3783	55,500,000	Fixed	50,000,000
Nov. 20	3.3920	55,500,000	Fixed	50,000,000
Nov. 20	3.4346	136,275,000	Fixed	125,000,000
Nov. 20	3.3360	55,975,000	Fixed	50,000,000
Nov. 20	3.3456	84,037,500	Fixed	75,000,000
Nov. 20	1.91020	101,200,000	Fixed	100,000,000
Nov. 20	1.97300	50,135,000	Fixed	50,000,000
Dec. 20	1.73840	101,790,000	Fixed	100,000,000
Dec. 20	1.73890	101,800,000	Fixed	100,000,000
Dec. 20	1.75720	102,000,000	Fixed	100,000,000
Dec. 20	1.76650	101,400,000	Fixed	100,000,000
Dec. 20	1.79890	101,800,000	Fixed	100,000,000
2019 – Jan. 20	1.71680	50,550,000	Fixed	50,000,000
Jan. 20	1.71780	50,650,000	Fixed	50,000,000
Feb. 20	3.3200	106,850,000	Fixed	100,000,000
Feb. 20	3.3201	106,780,000	Fixed	100,000,000
Apr. 20	3.4600	175,500,000	Fixed	150,000,000
May 20	3.3076	116,560,000	Fixed	100,000,000
May 20	3.3258	58,000,000	Fixed	50,000,000
May 20	3.3313	116,000,000	Fixed	100,000,000
May 20	3.3435	116,400,000	Fixed	100,000,000
May 20	3.3600	57,000,000	Fixed	50,000,000
Aug. 20	3.3510	108,650,000	Fixed	100,000,000
Aug. 20	3.3547	54,400,000	Fixed	50,000,000
Aug. 20	3.3835	163,875,000	Fixed	150,000,000
Aug. 20	3.4300	104,700,000	Fixed	100,000,000
Aug. 20	3.4388	107,900,000	Fixed	100,000,000
Aug. 20	3.4476	52,550,000	Fixed	50,000,000
Oct. 20	3.5067	54,964,000	3 month LIBOR	52,000,000
Nov. 20	3.3985	52,415,000	3 month LIBOR	50,000,000
Nov. 20	3.4095	110,400,000	Fixed	100,000,000
Nov. 20	3.4625	110,000,000	Fixed	100,000,000
Nov. 23	3.4101	53,445,000	3 month LIBOR	50,000,000
Nov. 25	3.4055	66,316,800	3 month LIBOR	62,800,000
Nov. 27	3.2949	52,750,000	3 month LIBOR	50,000,000
2020 — Jan. 20	3.2663	106,000,000	3 month LIBOR	100,000,000
Jan. 20	3.3197	52,750,000	3 month LIBOR	50,000,000
Jan. 20	3.3747	52,600,000	3 month LIBOR	50,000,000
Jan. 20	3.4990	15,427,500	3 month LIBOR	15,000,000
Jan. 20	3.5145	18,562,536	3 month LIBOR	17,995,672
Feb. 20	3.3900	53,130,000	3 month LIBOR	50,000,000
Feb. 20	3.4030	53,500,000	Fixed	50,000,000
Feb. 20	3.4258	86,395,588	3 month LIBOR	81,528,346
Mar. 20	3.3910	53,500,000	Fixed	50,000,000
Mar. 20	3.4221	106,570,000	Fixed	100,000,000
Mar. 20	3.4370	157,050,000	Fixed	150,000,000
Mar. 20	3.4761	103,300,000	Fixed	100,000,000
Mar. 20	3.4944	105,750,000	Fixed	100,000,000
Mar. 20	3.5531	205,600,000	Fixed	200,000,000
Mar. 20	3.5577	103,050,000	Fixed	100,000,000
Apr. 20	3.3537	96,450,000	3 month LIBOR	100,000,000
Apr. 20	3.3554	95,800,000	3 month LIBOR	100,000,000
Apr. 20	3.4263	95,750,000	3 month LIBOR	100,000,000
Apr. 20	3.4551	105,450,000	Fixed	100,000,000
Apr. 20	3.4810	157,350,000	Fixed	150,000,000
Apr. 20	3.4945	104,580,000	Fixed	100,000,000
Apr. 20	3.5241	104,250,000	Fixed	100,000,000
Apr. 20	3.5363	157,305,000	Fixed	150,000,000
May 20	3.1879	95,000,000	3 month LIBOR	100,000,000
May 20	3.21258	95,200,000	3 month LIBOR	100,000,000
May 20	3.2304	96,700,000	3 month LIBOR	100,000,000
May 20	3.2708	95,600,000	3 month LIBOR	100,000,000
May 20	3.2899	95,500,000	3 month LIBOR	100,000,000
May 20	3.2931	96,350,000	3 month LIBOR	100,000,000
May 20	3.4123	96,350,000	3 month LIBOR	100,000,000
May 20	3.6560	50,895,000	Fixed	50,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		U.S. dollar liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
May 20	3.7121	$ 100,500,000	Fixed	USD 100,000,000
Jun. 20	2.9176	49,040,000	3 month LIBOR	50,000,000
Jun. 20	2.9730	98,000,000	3 month LIBOR	100,000,000
Jun. 20	3.0377	96,770,000	3 month LIBOR	100,000,000
Jun. 20	3.0730	96,070,000	3 month LIBOR	100,000,000
Jun. 20	3.2828	79,792,500	Fixed	75,000,000
Jun. 20	3.2970	53,090,000	Fixed	50,000,000
Jun. 20	3.3006	53,425,000	Fixed	50,000,000
Jun. 20	3.4058	51,700,000	Fixed	50,000,000
Jun. 20	3.4655	51,825,000	Fixed	50,000,000
Jun. 20	3.5847	51,000,000	Fixed	50,000,000
Jun. 22	3.2882	52,550,000	Fixed	50,000,000
Jun. 22	3.3000	105,600,000	Fixed	100,000,000
Jun. 22	3.3118	52,525,000	Fixed	50,000,000
Jun. 22	3.3315	104,000,000	Fixed	100,000,000
Jun. 22	3.3647	104,150,000	Fixed	100,000,000
Jun. 22	3.3800	51,900,000	Fixed	50,000,000
Jul. 20	2.7559	49,050,000	3 month LIBOR	50,000,000
Jul. 20	2.8281	48,635,000	3 month LIBOR	50,000,000
Jul. 20	2.8550	48,800,000	3 month LIBOR	50,000,000
Jul. 20	3.2942	51,060,000	Fixed	50,000,000
Jul. 20	3.3248	51,250,000	Fixed	50,000,000
Jul. 20	3.3700	76,252,500	3 month LIBOR	75,000,000
Aug. 20	2.7655	47,280,000	3 month LIBOR	50,000,000
Aug. 20	2.7806	47,250,000	3 month LIBOR	50,000,000
Aug. 20	2.7943	47,265,000	3 month LIBOR	50,000,000
Aug. 20	2.8200	48,000,000	3 month LIBOR	50,000,000
Aug. 20	2.8275	47,525,000	3 month LIBOR	50,000,000
Aug. 20	2.8339	47,400,000	3 month LIBOR	50,000,000
Aug. 20	2.9470	47,925,000	3 month LIBOR	50,000,000
Aug. 20	3.0731	103,950,000	3 month LIBOR	100,000,000
Aug. 20	3.0789	98,393,300	3 month LIBOR	94,700,000
Aug. 20	3.0890	51,200,000	Fixed	50,000,000
Aug. 20	3.1462	52,740,000	Fixed	50,000,000
Aug. 20	3.1601	52,750,000	Fixed	50,000,000
Aug. 20	3.1857	52,000,000	Fixed	50,000,000
Aug. 20	3.2031	104,000,000	Fixed	100,000,000
Aug. 20	3.2298	51,600,000	Fixed	50,000,000
Aug. 20	3.2321	103,100,000	Fixed	100,000,000
Aug. 20	3.2555	103,620,000	Fixed	100,000,000
Sep. 20	2.3180	49,200,000	3 month LIBOR	50,000,000
Sep. 20	2.3302	49,450,000	3 month LIBOR	50,000,000
Sep. 20	2.7500	47,445,000	3 month LIBOR	50,000,000
Sep. 20	2.8800	18,358,980	3 month LIBOR	17,560,000
Oct. 20	3.0142	51,425,000	Fixed	50,000,000
Oct. 20	2.9630	62,502,178	3 month LIBOR	60,593,483
Oct. 20	2.9735	51,180,000	Fixed	50,000,000
Dec. 20	3.3038	50,550,000	Fixed	50,000,000
Dec. 20	3.3429	50,375,000	Fixed	50,000,000
2021 — Jan. 20	3.1781	74,625,000	Fixed	75,000,000
Jan. 20	3.2328	74,265,000	Fixed	75,000,000
Jan. 20	3.2631	74,077,500	Fixed	75,000,000
Jan. 20	3.3126	76,256,630	Fixed	76,371,187
Feb. 20	3.2877	99,500,000	Fixed	100,000,000
Feb. 20	3.2954	100,170,000	Fixed	100,000,000
Feb. 20	3.3000	100,000,000	Fixed	100,000,000
Feb. 20	3.3143	49,900,000	Fixed	50,000,000
Feb. 20	3.3231	99,420,000	Fixed	100,000,000
Feb. 20	3.3345	99,500,000	Fixed	100,000,000
Feb. 20	3.3442	99,500,000	Fixed	100,000,000
Feb. 20	3.3500	99,300,000	Fixed	100,000,000
Feb. 20	3.3500	99,410,000	Fixed	100,000,000
Feb. 20	3.3511	49,715,000	Fixed	50,000,000
Feb. 20	3.3627	99,000,000	Fixed	100,000,000
Feb. 20	3.4051	107,334,370	3 month LIBOR	108,309,152
Feb. 20	3.4160	49,495,000	Fixed	50,000,000
Feb. 20	3.4208	99,120,000	Fixed	100,000,000
Feb. 20	3.4616	98,750,000	Fixed	100,000,000
Mar. 20	3.3035	98,150,000	Fixed	100,000,000
Mar. 20	3.3072	97,200,000	Fixed	100,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		U.S. dollar liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
Mar. 20	3.3100	$ 97,600,000	Fixed	USD 100,000,000
Mar. 20	3.3131	49,160,000	Fixed	50,000,000
Mar. 20	3.3300	49,100,000	Fixed	50,000,000
Mar. 20	3.3331	49,620,000	Fixed	50,000,000
Mar. 20	3.3832	98,600,000	Fixed	100,000,000
Mar. 20	3.4756	98,500,000	Fixed	100,000,000
Mar. 20	3.4874	197,200,000	Fixed	200,000,000
Mar. 20	3.5177	98,600,000	Fixed	100,000,000
Apr. 20	3.1875	141,932,739	3 month LIBOR	144,167,333
Apr. 20	3.1939	147,750,000	3 month LIBOR	150,000,000
Apr. 20	3.4312	96,050,000	3 month LIBOR	100,000,000
Apr. 20	3.4540	105,782,464	3 month LIBOR	110,443,166
May 20	3.3030	4,889,148	3 month LIBOR	5,135,660
May 20	3.3703	133,206,690	3 month LIBOR	138,324,704
Jul. 20	3.0571	135,617,347	3 month LIBOR	140,028,236
2022 — Feb. 20	1.98960	48,066,474	3 month LIBOR	47,216,576
Mar. 20	2.06980	67,549,554	3 month LIBOR	67,414,725
Apr. 20	2.16100	118,258,207	3 month LIBOR	119,392,436
Apr. 20	2.22240	13,045,854	3 month LIBOR	13,144,437
May 20	2.01810	150,480,000	3 month LIBOR	150,000,000
May 20	2.04090	49,715,000	3 month LIBOR	50,000,000
May 20	2.04640	100,140,000	3 month LIBOR	100,000,000
May 20	2.04640	100,200,000	3 month LIBOR	100,000,000
May 20	2.07870	24,737,500	3 month LIBOR	25,000,000
May 20	2.09420	24,762,500	3 month LIBOR	25,000,000
May 20	2.12000	49,265,000	3 month LIBOR	50,000,000
May 20	2.12200	24,837,500	3 month LIBOR	25,000,000
May 20	2.16300	24,905,000	3 month LIBOR	25,000,000
Jun. 20	1.85000	86,606,176	3 month LIBOR	84,551,573
Jun. 20	1.85060	102,290,000	3 month LIBOR	100,000,000
Jun. 20	1.91050	50,150,000	3 month LIBOR	50,000,000
Jun. 20	1.97740	24,890,000	3 month LIBOR	25,000,000
Jun. 20	2.08300	24,622,500	3 month LIBOR	25,000,000
Jun. 20	2.08520	150,084,800	3 month LIBOR	152,000,000
Jun. 20	2.08950	98,720,000	3 month LIBOR	100,000,000
Jul. 20	1.72730	51,300,000	3 month LIBOR	50,000,000
Jul. 20	1.73460	51,325,000	3 month LIBOR	50,000,000
Jul. 20	1.74000	51,425,000	3 month LIBOR	50,000,000
Jul. 20	1.77550	77,325,000	3 month LIBOR	75,000,000
Jul. 20	1.78200	51,325,000	3 month LIBOR	50,000,000
Jul. 20	1.79420	51,000,000	3 month LIBOR	50,000,000
Jul. 20	1.80000	102,550,000	3 month LIBOR	100,000,000
Jul. 20	1.80300	102,600,000	3 month LIBOR	100,000,000
Aug. 20	1.58000	101,805,000	3 month LIBOR	100,000,000
Aug. 20	1.58950	50,915,000	3 month LIBOR	50,000,000
Aug. 20	1.59990	50,800,000	3 month LIBOR	50,000,000
Aug. 20	1.64840	50,400,000	3 month LIBOR	50,000,000
Aug. 20	1.66000	51,025,000	3 month LIBOR	50,000,000
Aug. 20	1.66700	69,052,452	3 month LIBOR	67,566,000
Aug. 20	1.66700	71,470,000	3 month LIBOR	70,000,000
Sep. 20	1.71520	100,200,000	3 month LIBOR	100,000,000
Sep. 20	1.71640	100,400,000	3 month LIBOR	100,000,000
Sep. 20	1.80800	98,940,000	3 month LIBOR	100,000,000
Sep. 20	1.83510	49,750,000	3 month LIBOR	50,000,000
Sep. 20	1.92480	49,475,000	3 month LIBOR	50,000,000
Oct. 20	1.85500	97,620,000	3 month LIBOR	100,000,000
Oct. 20	1.90450	97,600,000	3 month LIBOR	100,000,000
Oct. 20	1.92060	97,500,000	3 month LIBOR	100,000,000
2023 — Feb. 20	1.93800	19,832,670	3 month LIBOR	20,100,000
Feb. 20	1.94000	51,027,900	3 month LIBOR	51,700,000
Feb. 20	1.93900	49,400,000	3 month LIBOR	50,000,000
Feb. 20	1.92890	49,680,000	Fixed	50,000,000
Feb. 20	1.93350	99,420,000	Fixed	100,000,000
Feb. 20	1.91400	50,135,000	Fixed	50,000,000
Feb. 20	1.99700	100,900,000	Fixed	100,000,000
Mar. 20	2.03160	50,150,000	Fixed	50,000,000
Mar. 20	2.02700	99,900,000	Fixed	100,000,000
Mar. 20	1.98480	50,150,000	Fixed	50,000,000
Mar. 20	1.98480	100,700,000	Fixed	100,000,000
Mar. 20	1.97830	50,325,000	Fixed	50,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		U.S. dollar liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
Mar. 20	2.04710	$ 100,420,000	Fixed	USD 100,000,000
Mar. 20	2.04400	150,465,000	Fixed	150,000,000
Mar. 20	2.02500	100,100,000	Fixed	100,000,000
Mar. 20	2.02830	100,100,000	Fixed	100,000,000
Mar. 20	2.03100	100,120,000	Fixed	100,000,000
Mar. 20	2.02000	101,250,000	Fixed	100,000,000
Mar. 20	2.01680	101,200,000	Fixed	100,000,000
Mar. 20	2.04500	101,680,000	Fixed	100,000,000
Apr. 20	1.89700	102,970,000	Fixed	100,000,000
Apr. 20	1.90510	103,030,000	Fixed	100,000,000
Apr. 20	1.95880	102,800,000	Fixed	100,000,000
Apr. 20	1.95380	102,760,000	Fixed	100,000,000
Apr. 20	1.94200	102,600,000	Fixed	100,000,000
Apr. 20	1.94100	102,650,000	Fixed	100,000,000
Apr. 20	1.95070	205,700,000	Fixed	200,000,000
Apr. 20	1.97460	102,650,000	Fixed	100,000,000
Apr. 20	1.97110	205,420,000	Fixed	200,000,000
Apr. 20	1.88460	78,771,000	3 month LIBOR	77,000,000
Apr. 20	1.83980	204,900,000	Fixed	200,000,000
May 20	1.71930	114,307,200	3 month LIBOR	112,000,000
May 20	1.71930	89,812,800	3 month LIBOR	88,000,000
May 20	1.69580	101,720,000	3 month LIBOR	100,000,000
May 20	1.68720	100,780,000	3 month LIBOR	100,000,000
Jun. 20	1.93050	103,100,000	3 month LIBOR	100,000,000
Jun. 20	1.87800	102,950,000	3 month LIBOR	100,000,000
Jun. 20	1.95570	103,470,000	3 month LIBOR	100,000,000
Jul. 20	2.04190	103,200,000	3 month LIBOR	100,000,000
Jul. 20	2.17690	102,000,000	3 month LIBOR	100,000,000
Jul. 20	2.19500	101,900,000	3 month LIBOR	100,000,000
Jul. 20	2.16600	101,700,000	3 month LIBOR	100,000,000
Jul. 20	2.15000	102,070,000	3 month LIBOR	100,000,000
Jul. 20	2.30360	103,500,000	3 month LIBOR	100,000,000
Jul. 20	2.28700	207,000,000	3 month LIBOR	200,000,000
Jul. 20	2.28950	103,690,000	3 month LIBOR	100,000,000
Jul. 20	2.49090	48,650,400	3 month LIBOR	46,400,000
Aug. 20	2.49150	105,850,000	3 month LIBOR	100,000,000
Aug. 20	2.47400	130,055,150	3 month LIBOR	123,100,000
Aug. 20	2.42970	104,000,000	3 month LIBOR	100,000,000
Aug. 20	2.40430	104,400,000	3 month LIBOR	100,000,000
Sep. 20	2.48210	154,470,000	3 month LIBOR	150,000,000
Sep. 20	2.55970	205,800,000	3 month LIBOR	200,000,000
Sep. 20	2.51030	104,300,000	3 month LIBOR	100,000,000
Oct. 20	2.79070	105,200,000	3 month LIBOR	100,000,000
Oct. 20	2.74130	207,880,000	3 month LIBOR	200,000,000
Oct. 20	2.61040	103,000,000	3 month LIBOR	100,000,000
Oct. 20	2.61040	51,500,000	3 month LIBOR	50,000,000
Oct. 20	2.61040	25,750,000	3 month LIBOR	25,000,000
Oct. 20	2.61040	25,750,000	3 month LIBOR	25,000,000
2024 — Jan. 20	2.53160	78,345,000	3 month LIBOR	75,000,000
Jan. 20	2.58690	132,000,000	3 month LIBOR	125,000,000
Jan. 20	2.58780	105,250,000	3 month LIBOR	100,000,000
Jan. 20	2.63700	104,850,000	3 month LIBOR	100,000,000
Jan. 20	2.64000	104,900,000	3 month LIBOR	100,000,000
Feb. 20	2.44240	78,120,000	3 month LIBOR	70,000,000
Feb. 20	2.57680	117,390,000	3 month LIBOR	107,500,000
Feb. 20	2.61220	109,600,000	3 month LIBOR	100,000,000
Mar. 20	2.36450	111,100,000	3 month LIBOR	100,000,000
Mar. 20	2.39100	83,835,000	3 month LIBOR	75,000,000
Mar. 20	2.40440	111,350,000	3 month LIBOR	100,000,000
Mar. 20	2.43820	110,520,000	3 month LIBOR	100,000,000
Mar. 20	2.46570	109,329,300	3 month LIBOR	99,300,000
Apr. 20	2.39590	110,530,000	3 month LIBOR	100,000,000
Apr. 20	2.41910	110,780,000	3 month LIBOR	100,000,000
Apr. 20	2.47300	110,760,000	3 month LIBOR	100,000,000
Apr. 20	2.48460	111,050,000	3 month LIBOR	100,000,000
Apr. 20	2.49320	84,000,000	3 month LIBOR	75,000,000
May 20	2.38680	65,899,650	3 month LIBOR	60,100,000
May 20	2.44830	137,212,500	3 month LIBOR	125,000,000
May 20	2.45610	109,310,000	3 month LIBOR	100,000,000
May 20	2.47500	50,458,500	3 month LIBOR	45,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		U.S. dollar liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
Jun. 20	2.34430	$109,740,000	3 month LIBOR	USD 100,000,000
Jun. 20	2.36750	81,757,500	3 month LIBOR	75,000,000
Jun. 20	2.40570	109,640,000	3 month LIBOR	100,000,000
Aug. 20	2.11200	135,137,500	3 month LIBOR	125,000,000
Aug. 20	2.11420	136,813,205	3 month LIBOR	126,550,000
Aug. 20	2.11440	107,360,000	3 month LIBOR	100,000,000
Aug. 20	2.14130	107,370,000	3 month LIBOR	100,000,000
Aug. 20	2.21890	107,320,000	3 month LIBOR	100,000,000
Aug. 20	2.25360	106,750,000	3 month LIBOR	100,000,000
Aug. 20	2.25940	106,730,000	3 month LIBOR	100,000,000
Sep. 20	2.07730	109,370,000	3 month LIBOR	100,000,000
Sep. 20	2.08840	109,380,000	3 month LIBOR	100,000,000
Sep. 20	2.10840	109,150,000	3 month LIBOR	100,000,000
Oct. 20	2.08440	54,375,000	3 month LIBOR	50,000,000

		$36,002,687,812		USD 34,324,328,686

Unmatured Market Debt (Continued)

For the cross currency swaps listed below (outstanding as of September 30, 2014), the Government’s Canadian dollar liability has been swapped into a euro liability.

	Canadian dollar liability		Euro liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
2015 — Apr. 20	3.55500	$79,600,000	Fixed	EUR 50,000,000
Apr. 20	3.58260	80,250,000	Fixed	50,000,000
Apr. 20	3.60470	79,150,000	Fixed	50,000,000
Jun. 1	3.82800	123,586,000	Fixed	85,000,000
Jun. 1	3.85310	120,718,928	Fixed	85,000,000
Jun. 1	3.97750	117,968,032	Fixed	85,000,000
Jun. 1	4.11890	117,096,000	Fixed	85,000,000
Jun. 1	4.14170	118,872,500	Fixed	85,000,000
Jun. 1	4.16550	118,490,000	Fixed	85,000,000
Jun. 1	4.39610	117,988,500	Fixed	85,000,000
Jul. 20	2.13990	82,500,000	Fixed	50,000,000
Jul. 20	3.16000	151,680,000	Fixed	100,000,000
Aug. 20	3.69150	118,462,500	Fixed	75,000,000
2016 — Mar. 20	3.31810	78,250,000	Fixed	50,000,000
Mar. 20	3.35940	156,000,000	Fixed	100,000,000
Mar. 20	3.58590	80,525,000	Fixed	50,000,000
Apr. 20	3.65360	79,620,000	Fixed	50,000,000
Jun. 1	4.08250	71,290,000	Fixed	50,000,000
Jun. 1	4.17380	119,918,000	Fixed	85,000,000
Jun. 1	4.17820	120,437,775	Fixed	85,000,000
Jun. 1	4.20600	111,240,000	Fixed	80,000,000
Jun. 1	4.33520	119,340,000	Fixed	85,000,000
Jun. 1	4.37660	120,504,500	Fixed	85,000,000
Jun. 1	4.40680	119,918,000	Fixed	85,000,000
Jun. 1	4.42300	121,728,500	Fixed	85,000,000
Jun. 1	4.45070	122,757,000	Fixed	85,000,000
Jun. 1	4.45100	120,666,000	Fixed	85,000,000
Jun. 1	4.55370	119,569,500	Fixed	85,000,000
Jun. 1	4.59180	141,600,000	Fixed	100,000,000
Jun. 1	4.59640	70,675,000	Fixed	50,000,000
Jun. 1	4.59780	119,544,000	Fixed	85,000,000
Jun. 1	4.63220	70,267,500	Fixed	50,000,000
Jul. 20	2.31510	83,125,000	Fixed	50,000,000
Jul. 20	2.36950	122,625,000	Fixed	75,000,000
Jul. 20	3.49350	77,670,000	Fixed	50,000,000
Jul. 20	3.50900	117,300,000	Fixed	75,000,000
Jul. 20	3.61430	119,070,000	Fixed	75,000,000
Sep. 20	3.52250	120,937,500	Fixed	75,000,000
Oct. 20	3.44070	79,012,800	Fixed	50,000,000
2017 — Apr. 20	4.17920	74,700,000	Fixed	50,000,000
Apr. 20	4.18880	75,225,000	Fixed	50,000,000
Jun. 1	4.00510	154,450,000	Fixed	100,000,000
Jun. 1	4.15940	153,650,000	Fixed	100,000,000
Jul. 20	4.39630	70,550,000	Fixed	50,000,000
Jul. 20	4.43500	70,510,000	Fixed	50,000,000
Jul. 20	4.48170	71,250,000	Fixed	50,000,000
Jul. 20	4.49940	114,744,000	Fixed	80,000,000
Jul. 20	4.55350	142,620,000	Fixed	100,000,000
Jul. 20	4.61860	70,875,000	Fixed	50,000,000
Aug. 20	4.40800	72,675,000	Fixed	50,000,000
Aug. 20	4.50020	142,820,000	Fixed	100,000,000
Aug. 20	4.56940	72,850,000	Fixed	50,000,000
Sep. 20	4.34100	106,087,500	Fixed	75,000,000
Sep. 20	4.36900	71,800,000	Fixed	50,000,000
2018 — Jan. 20	3.78430	72,600,000	Fixed	50,000,000
Jan. 20	3.79570	73,200,000	Fixed	50,000,000
Jan. 20	3.83400	73,750,000	Fixed	50,000,000
Jan. 20	3.85300	72,250,000	Fixed	50,000,000
Jan. 20	3.85680	145,750,000	Fixed	100,000,000
Apr. 20	3.84300	73,625,000	Fixed	50,000,000
May 20	3 month CDOR	233,040,000	Fixed	150,000,000
May 20	3.17500	156,500,000	Fixed	100,000,000
Jul. 20	3 month CDOR	231,720,000	Fixed	150,000,000
Jul. 20	3 month CDOR	154,030,000	Fixed	100,000,000
Jul. 20	3.24800	155,000,000	Fixed	100,000,000
Jul. 20	3.31350	77,950,000	Fixed	50,000,000
Jul. 20	3.62200	155,100,000	Fixed	100,000,000
Aug. 20	1.71400	136,300,000	Fixed	100,000,000
Aug. 20	1.69800	136,480,000	Fixed	100,000,000
Aug. 20	1.86000	135,110,000	Fixed	100,000,000
2019 — Jan. 20	2.83130	159,290,000	Fixed	100,000,000
Jan. 20	2.98000	157,000,000	Fixed	100,000,000
Jan. 20	2.98220	156,200,000	Fixed	100,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		Euro liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
Jan. 20	3.06030	$39,485,000	Fixed	EUR 25,000,000
Jan. 20	3.14000	78,075,000	Fixed	50,000,000
Apr. 20	3 month CDOR	158,800,000	Fixed	100,000,000
Jul. 20	3.4256	77,325,000	Fixed	50,000,000
Jul. 20	3.4649	154,000,000	Fixed	100,000,000
Jul. 20	3.5051	155,100,000	Fixed	100,000,000
Jul. 20	3.5825	115,612,500	Fixed	75,000,000
Jul. 20	3.5825	153,750,000	Fixed	100,000,000
Jul. 20	3.5885	154,000,000	Fixed	100,000,000
2020 — Jul. 20	3.1415	66,750,000	Fixed	50,000,000
2021 — Feb. 20	2.31660	146,970,000	Fixed	100,000,000
May 20	3.1250	144,092,256	Fixed	100,000,000
May 20	3.1335	71,190,000	Fixed	50,000,000
Jun. 20	3.1880	137,710,900	Fixed	100,000,000
Sep. 20	2.3200	71,095,000	Fixed	50,000,000
Sep. 20	2.4000	71,110,000	Fixed	50,000,000
Sep. 20	2.4000	72,100,000	Fixed	50,000,000
Sep. 20	2.4580	106,212,673	Fixed	75,000,000
Oct. 15	2.0739	69,275,000	Fixed	50,000,000
Oct. 15	2.2247	69,430,000	Fixed	50,000,000
Oct. 15	2.21410	104,550,000	Fixed	75,000,000
Oct. 15	2.22390	34,787,500	Fixed	25,000,000
Oct. 20	2.1210	67,920,000	Fixed	50,000,000
Oct. 20	2.1350	68,000,000	Fixed	50,000,000
Oct. 20	2.1880	67,750,000	Fixed	50,000,000
Oct. 20	2.2051	67,500,000	Fixed	50,000,000
Oct. 20	2.2399	138,800,000	Fixed	100,000,000
Oct. 20	2.2448	68,925,375	Fixed	50,000,000
Oct. 20	2.2580	101,775,000	Fixed	75,000,000
Oct. 20	2.2805	68,470,000	Fixed	50,000,000

	Canadian dollar liability		Euro liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
Oct. 20	2.3960	$ 70,880,760	Fixed	EUR 50,000,000
Oct. 20	2.4163	70,220,000	Fixed	50,000,000
Nov. 20	2.14000	69,775,000	Fixed	50,000,000
Nov. 20	2.24090	70,400,000	Fixed	50,000,000
Nov. 20	2.27080	69,618,275	Fixed	50,000,000
Nov. 20	2.28610	69,800,000	Fixed	50,000,000
Nov. 20	2.29830	105,075,000	Fixed	75,000,000
Nov. 20	2.32660	69,865,000	Fixed	50,000,000
Nov. 20	2.33160	104,700,000	Fixed	75,000,000
Nov. 20	2.36460	70,050,000	Fixed	50,000,000
Nov. 20	2.39230	105,375,000	Fixed	75,000,000
Nov. 20	2.40280	140,800,000	Fixed	100,000,000
Dec. 20	2.20560	139,270,000	Fixed	100,000,000
Dec. 20	2.20800	140,000,000	Fixed	100,000,000
Dec. 20	2.21440	139,800,000	Fixed	100,000,000
Dec. 20	2.43430	140,990,000	Fixed	100,000,000
2022 — Jan. 20	2.02240	67,825,000	Fixed	50,000,000
Feb. 20	2.48200	147,510,000	Fixed	100,000,000
2023 — Sep. 20	2.69480	137,000,000	Fixed	100,000,000
Oct. 20	2.69570	138,800,000	Fixed	100,000,000
Oct. 20	2.81850	68,750,000	Fixed	50,000,000
2024 — May 20	2.37900	114,270,000	Fixed	75,000,000
May 20	2.38450	151,950,000	Fixed	100,000,000
Jul. 20	2.29210	147,100,000	Fixed	100,000,000
Jul. 20	2.29750	110,602,500	Fixed	75,000,000
Aug. 20	2.25000	109,312,500	Fixed	75,000,000
Oct. 20	2.12130	105,652,500	Fixed	75,000,000
Oct. 20	2.18500	42,672,000	Fixed	30,000,000
Oct. 20	2.19030	85,056,000	Fixed	60,000,000
Oct. 20	2.20090	99,449,000	Fixed	70,000,000
Oct. 20	2.21480	128,925,000	Fixed	90,000,000

		$14,361,709,774		EUR 9,830,000,000

For the cross currency swaps listed below (outstanding as of September 30, 2014), the Government’s Canadian dollar liability has been swapped into a yen liability.

	Canadian dollar liability		Yen liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
2016 — Apr. 20	2.72300	$ 49,510,650	Fixed	JPY 4,300,000,000
Jun. 20	2.56410	48,035,000	Fixed	4,021,500,000
Jun. 20	2.35900	60,257,700	Fixed	5,000,000,000
2018 — Apr. 20	1.33630	107,738,535	Fixed	10,000,000,000
2019 — Mar. 20	1.73540	67,729,619	Fixed	6,300,000,000
Jul. 20	1.58260	122,245,000	Fixed	11,500,000,000
Jul. 20	1.64090	110,670,000	Fixed	10,500,000,000
Jul. 20	1.64990	111,690,246	Fixed	10,500,000,000
Jul. 20	1.65830	111,773,472	Fixed	10,500,000,000
Jul. 20	1.66700	30,557,300	Fixed	2,900,000,000

		$ 820,207,522		JPY 75,521,500,000

For the cross currency swaps listed below (outstanding as of September 30, 2014), the Government’s Canadian dollar liability has been swapped into a pound sterling liability.

	Canadian dollar liability		Pound sterling liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
2019 — Apr. 20	1.62930	$ 102,250,500	Fixed	GBP 55,000,000
Apr. 20	1.76740	100,315,800	Fixed	54,000,000
May 20	1.69700	138,675,000	Fixed	75,000,000
Jul. 20	1.63000	138,277,500	Fixed	75,000,000
Sep. 20	1.54080	138,555,000	Fixed	75,000,000
Oct. 20	1.58240	132,382,500	Fixed	75,000,000
Oct. 20	1.64920	150,875,000	Fixed	85,000,000
Oct. 20	1.65240	98,781,250	Fixed	54,500,000
Oct. 20	1.67110	159,660,000	Fixed	90,000,000
Oct. 20	1.67800	152,209,500	Fixed	85,000,000
Oct. 20	1.75660	152,796,000	Fixed	85,000,000

		$ 1,464,778,050		GBP 808,500,000

(D) FOREIGN EXCHANGE SWAPS(6)

For the foreign exchange swaps listed below (outstanding as of September 30, 2014), the Government swapped Canadian dollars into U.S dollars.

	Canadian dollar	U.S. dollar
Maturity date	Notional amount	Notional amount
2014 — Nov. 20	$13,283,611	USD 12,147,071

Unmatured Market Debt (Continued)

(E) FOREIGN EXCHANGE FORWARDS

The Government entered into transactions to purchase (outstanding as of September 30, 2014): USD 1,567,208,954 in exchange for EUR 1,153,413,000; USD 518,909,233 in exchange for GBP 302,669,000; USD 324,611,737 in exchange for JPY 32,993,600,000; EUR 43,627,000 in exchange for USD 56,650,693; JPY 1,248,000,000 in exchange for USD 11,711,093; and GBP 11,449,000 in exchange for USD 18,690,612.

Notes:

(1)	Non-callable except as otherwise noted.
(2)

Real Return Bonds bear interest adjusted in relation to the CPI for Canada. At maturity, a final payment equal to the sum of inflation compensation from the original issue date to maturity and principal will be made. All amounts shown for these issues include the inflation compensation accrued to date.

(3)

Canada Savings Bonds offer minimum guaranteed annual interest rates and are non-callable. They can only be assigned or transferred under certain conditions. Canada Savings Bonds are redeemable on demand at any time with accrued interest. Effective October 1, 2012, issues are only available in compound interest form via the Payroll Savings Program.

(4)	For these series of Canada Savings Bonds and Canada Premium Bonds the original maturity date was extended by 10 years, at the option of the holder.
(5)

Canada Premium Bonds are non-callable. They can only be assigned or transferred under certain conditions. Effective August 1, 2012, Canada Premium Bonds are redeemable throughout the year with interest earned up to the last anniversary date of purchase. Issues are available in compound interest or regular interest form.

(6)	Converted at USD 1.00 = CAD 1.1200, EUR 1.00 = CAD 1.4146 the closing rates on September 30, 2014.
(7)	Assumed by the Government of Canada on February 5, 2001, on the dissolution of Petro Canada Limited.
(8)	Of the U.S.$38,244,000 assumed by the Government of Canada, U.S.$5,000,000 was cancelled on August 31, 2004.
(9)	May not add to total due to rounding.

Unmatured Market Debt (Continued)

Other Obligations (with Respect to Money Borrowed)

DIRECT OBLIGATIONS (1)

The borrowings listed below are direct obligations of agent enterprise Crown corporations which are agents of Canada and as such constitute direct obligations of the Government of Canada and are a charge on and payable out of the Consolidated Revenue Fund of Canada.

BORROWINGS BY AGENT ENTERPRISE CROWN CORPORATIONS

	Outstanding at March 31, 2014
	Canadian dollar borrowings	Foreign currency borrowings (2)	Total borrowings
	(in millions)
Business Development Bank of Canada	$482	$24	$507
Canada Mortgage and Housing Corporation	206,578	—	206,578
Canada Post Corporation	1,051	—	1,051
Export Development Canada	1,049	35,343	36,393
Farm Credit Canada	418	197	615
Freshwater Fish Marketing Corporation	30	—	30
Royal Canadian Mint	50	—	50

Total	$209,659	$35,565	$245,223

Source: Public Accounts of Canada 2014 (Volume 1, Table 9.6) and Public Works and Government Services Canada.

Note: Amounts may not add due to rounding.

(1)

The payment of all money borrowed by agent enterprise Crown corporations is a charge on and payable out of the Consolidated Revenue Fund. Such borrowings constitute unconditional obligations of the Government and are recorded as such in the accounts of Canada, net of borrowings expected to be repaid directly by these corporations. In practice, with few exceptions, all borrowings have been repaid by the agent enterprise Crown corporations.

(2)	Foreign currency equivalent in Canadian dollars.

CONTINGENT LIABILITIES

	Principal amount outstanding
GUARANTEES PROVIDED BY THE GOVERNMENT AS AT MARCH 31, 2014 (IN MILLIONS OF DOLLARS)
Guaranteed borrowings of enterprise Crown corporations and other government business enterprises—
Agent enterprise Crown corporations	245,223
Non-agent enterprise Crown corporations and other government business enterprises—
The Canadian Wheat Board	1,114

Total—Guaranteed borrowings	246,337

Other guarantees provided by the Government—
Loan guarantees—
Agriculture and Agri-Food—
Advance Payments Program—Agricultural Marketing Programs Act	1,445
Farm Improvement Loans Act (FILA) and Canadian Agricultural Loans Act	105
Employment and Social Development—
Canada Student Loans Act	11
Indian Affairs and Northern Development—
Indian Economic Development Guarantee Program	1
On-Reserve Housing Guarantee Program
Canada Mortgage and Housing Corporation	1,352
Other approved lenders	459
Industry—
Enterprise Development Program	(*	)
Regional Aircraft Credit Facility	117
Small Business Loans Act	(*	)
Canada Small Business Financing Act	720
Capital Leasing Pilot Project	(*	)
Natural Resources—
Lower Churchill Hydro Electric Projects	313

Total—Loan guarantees	4,523

Insurance programs managed by the Government—
Foreign Affairs, Trade and Development—
Accounts administered for the Government by Export Development Canada	195
Finance—
Mortgage or Hypothecary Insurance Protection	155,185
Canadian Nuclear Safety Commission—
Nuclear Liability Reinsurance Account	507

Total—Insurance programs managed by the Government	155,887

Other explicit guarantees—
Agriculture and Agri-Food—
National Biomass Ethanol Program	25
Price Pooling Program—Agricultural Marketing Programs Act	18
Finance—
Obligations to The Canadian Wheat Board under the Agri-Food Credit Facility and the Credit Grain Sales Program	182
Consolidated Crown corporations—
Atomic Energy of Canada Limited—
Performance guarantees	38
VIA Rail Canada Inc.—
Letters of credit	29

Total—Other explicit guarantees	292

Total—Gross guarantees	407,039
Less: allowance for guarantees	386

Net exposure under guarantees	406,653

Source: Public Accounts of Canada 2014 (Volume 1, Table 11.5).

Note: Amounts may not add due to rounding.

(*)	Less than $500,000.

Supplementary Information

MARKETABLE BONDS (DOMESTIC)

From October 1, 2014 through October 31, 2014, Government of Canada domestic marketable bonds outstanding increased by $9,400 million to $480,995 million. New issues and retirements during this period are detailed below.

Issue or Maturity Date	Coupon (%)	Maturity Date	Issue Amount	Maturity Amount
2014 – Oct. 3	1.00	2016 – Nov. 1	$3,400,000,000	—
2014 – Oct. 14	1.50	2020 – Mar. 1	3,400,000,000	—
2014 – Oct. 20	2.25	2025 – Jun. 1	2,600,000,000	—
2014 – Oct. 31	1.50	2017 – Feb. 1	3,000,000,000	—

			$12,400,000,000	$0

From October 1, 2014 through October 31, 2014, four repurchase operations were held and the following bonds were purchased by the Government. Repurchased bonds are typically cancelled shortly after their settlement.

Repurchase Settlement Date	Coupon %	Maturity Date	Amount Repurchased
2014 – Oct. 2	2.00	2014 – Dec. 1	54,000,000
2014 – Oct. 2	1.00	2015 – Feb. 1	3,000,000
2014 – Oct. 2	1.50	2015 – Aug. 1	51,200,000
2014 – Oct. 2	1.00	2015 – Nov. 1	179,684,000
2014 – Oct. 2	3.00	2015 – Dec. 1	212,116,000
2014 – Oct. 9	1.00	2015 – Feb. 1	50,000,000
2014 – Oct. 9	1.50	2015 – Aug. 1	950,000,000
2014 – Oct. 16	1.00	2015 – Feb. 1	500,000,000
2014 – Oct. 23	1.50	2015 – Aug. 1	500,000,000
2014 – Oct. 23	1.00	2015 – Nov. 1	152,000,000
2014 – Oct. 23	3.00	2015 – Dec. 1	348,000,000

Total repurchased amount for period:			$3,000,000,000

CANADA SAVINGS BONDS

CSB Series 132 issued on November 1, 2014 has a guaranteed minimum interest rate of 0.50% for the year beginning November 1, 2014. Rates for the remaining years to maturity will be announced at a future date.

CANADA PREMIUM BONDS

CPB Series 84 issued on November 1, 2014 has a guaranteed minimum interest rate of 1.00% for the year beginning November 1, 2014, 1.20% for the year beginning November 1, 2015 and 1.40% for the year beginning November 1, 2016.

TREASURY BILLS

From October 1, 2014 through October 31, 2014, treasury bills outstanding decreased by $8,700 million to $144,500 million.

CANADA BILLS

From October 1, 2014 through October 31, 2014, Canada Bills outstanding decreased by U.S.$238,836,000 to U.S.$2,555,262,000.

CROSS CURRENCY SWAPS

From October 1, 2014 through October 31, 2014, Canadian dollar liabilities of $449,420,000 were swapped into liabilities of U.S.$400,000,000.

FOREIGN EXCHANGE FORWARDS

As of October 31, 2014, the Government had outstanding transactions to purchase: USD 1,406,613,137 in exchange for EUR 1,109,785,000; USD 463,388,116 in exchange for GBP 291,220,000; USD 296,622,158 in exchange for JPY 31,745,600,000; EUR 17,089,000 in exchange for USD 21,576,574; JPY 488,800,000 in exchange for USD 4,493,600; and GBP 4,484,000 in exchange for USD 7,181,552.

FOREIGN EXCHANGE SWAPS

As of October 31, 2014, the Government had the following foreign exchange swaps (Canadian dollars swapped for U.S. dollars) outstanding:

	Canadian dollar	U.S. dollar
Maturity date	Notional amount	Notional amount
2014 — Nov. 20	$13,283,611	USD 12,147,071